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                            JOINT VENTURE AGREEMENT

                                  BY AND AMONG

                                  AIRGAS, INC.


                     NATIONAL WELDERS SUPPLY COMPANY, INC.

                                      AND

                      J.A. TURNER, JR., JUDITH CARPENTER,
                   J.A. TURNER, III, AND LINERIEUX B. TURNER

                                      AND

          MOLO LIMITED PARTNERSHIP, TURNER (1996) LIMITED PARTNERSHIP,
             CHARITABLE REMAINDER UNITRUST OF JAMES A. TURNER, JR.
                                      AND
                          FOUNDATION FOR THE CAROLINAS

================================================================================

                               TABLE OF CONTENTS


ARTICLE 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.1      Certain Definitions.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 1.2      Financial terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 2        FORMATION OF JOINT VENTURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.1      Formation; Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.2      Name and Address  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.3      Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.4      Stock Transactions to Effectuate the Joint Venture  . . . . . . . . . . . . . . . . . . . .  11
                          2.4.1   Purchase and Sale of Certain Shares held by the
                                  Turner Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                          2.4.2   Retention and Exchange of Remaining Turner Shares.  . . . . . . . . . . . . . . . .  12
                          2.4.3   Consideration for Turner Shares . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 3        COVENANTS AND AGREEMENTS REGARDING ACTION TO BE TAKEN AND CONDUCT OF BUSINESSES PRIOR TO CLOSING . .  13
                 3.1      Conduct in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.2      Necessary Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.3      Amended Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.4      Amended Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.5      NWS Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.6      NWS Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.7      Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.8      Termination Period.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.9      Merger of National Leasing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 4        COVENANTS AND AGREEMENTS REGARDING CONDUCT
                 OF NWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 4.1.     Contributions to Capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 4.2      Shareholder Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                          4.2.1    Quorum and Required Vote for Action by
                                   Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                          4.2.2    Dissolution of NWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.3      Director Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                          4.3.1    Numbers; Quorum; Meetings; Removal;
                                   Vacancies; Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                          4.3.2    Deadlock of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                          4.3.3    Exercise and Retention of Board Authority  . . . . . . . . . . . . . . . . . . . .  19
                 4.4      Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          4.4.1    Payment of Dividends on Preferred Stock  . . . . . . . . . . . . . . . . . . . . .  22
                          4.4.2    Payment of Dividends on Common Stock . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.5      Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 4.6      NWS Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 4.7      Operational and Administrative Services . . . . . . . . . . . . . . . . . . . . . . . . . .  25





                                       i
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
                          4.7.1   Services.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          4.7.2   Standard of Care.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          4.7.3   Cooperation By NWS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          4.7.4   Service Fee.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 5        ADDITIONAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.1      First Refusal Agreement Covenant.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.2      Airgas Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 5.3      Corporate Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 5.4      Airgas Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.5      No Impairment of Exchange Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.6      Notices of Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.7      Common Stock Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.8      Compliance with Amended Articles.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.9      Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.10     Waiver of Non-Compliance and Default. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.11     Required Co-Sale after Default. .   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 6        COVENANTS AND AGREEMENTS REGARDING TRANSFERS
                 OF COMMON AND SERIES A PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 6.1      Restrictions on Disposition of Common Stock and
                          Series A Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 6.2      Transfers of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.3      Transfers of Series A Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          6.3.1   Transfers to Immediate Family . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          6.3.2   Transfers Upon Death of a Turner Shareholder. . . . . . . . . . . . . . . . . . . .  37
                 6.4      Transfers to NWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.5      Stock Legend. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 7        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 7.1      Representations and Warranties of Turner Shareholders
                          and the Turners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          7.1.1   Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                          7.1.2   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                          7.1.3   Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          7.1.4   No Consents; Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          7.1.5   Title to Shares of NWS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                          7.1.6   Corporate Records of NWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                          7.1.7   Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                          7.1.8   Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                          7.1.9   Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          7.1.10  Leases, Contracts, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          7.1.11  Patents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                          7.1.12  Labor Contracts, Employment Contracts
                                  and Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





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


                          7.1.13  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                          7.1.14  Franchises, Permits and Licenses  . . . . . . . . . . . . . . . . . . . . . . . . .  46
                          7.1.15  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                          7.1.16  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                          7.1.17  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                          7.1.18  Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                          7.1.19  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                          7.1.20  Compliance with Laws.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                          7.1.21  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                          7.1.22  Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                          7.1.23  Disclosure Schedule.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 7.2      Representations and Warranties of Airgas. . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          7.2.1   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          7.2.2   Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          7.2.3   No Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          7.2.4   Exchange Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                          7.2.5   Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                          7.2.6   Corporate Records of Airgas Companies . . . . . . . . . . . . . . . . . . . . . . .  51
                          7.2.7   SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                          7.2.8   Taxes.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                          7.2.9   Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                          7.2.10  Acquisition of Stock for Investment . . . . . . . . . . . . . . . . . . . . . . . .  54
                          7.2.11  Financing.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                          7.2.12  Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                          7.2.13   Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 7.3      Airgas' Investigation and Disclaimer of Other Representations
                          and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 7.4      Turner Shareholders' Investigation and Disclaimer
                          of Other Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 7.5      Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 8        REDEMPTION AND EXCHANGE RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 8.1      Redemption.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 8.2      Exchange for Airgas Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE 9        EVENTS OF NON-COMPLIANCE AND EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE 10  INDEMNITY; ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   10.1.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   10.2.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                   10.3.   Right of Set Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72





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
ARTICLE 11   CONDITIONS PRECEDENT TO THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
              11.1        Conditions Precedent to Airgas' Obligations . . . . . . . . . . . . . . . . . . . . . . . .  72
              11.2        Conditions Precedent to Turner Shareholders' Obligations  . . . . . . . . . . . . . . . . .  75

ARTICLE 12   THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
              12.1        Closing Date.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
              12.2        Turner Shareholders' Deliveries at Closing. .   . . . . . . . . . . . . . . . . . . . . . .  77
              12.3        Airgas' Deliveries at Closing.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

ARTICLE 13  POST CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
              13.1        Purchase of Common Stock from Non-Family Shareholders.  . . . . . . . . . . . . . . . . . .  79
              13.2        Retention and Exchange of Remaining Minority Shares.  . . . . . . . . . . . . . . . . . . .  80
              13.3        Consideration for Minority Shares.    . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
              13.4        Action by Turner Shareholders.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

ARTICLE 14   BROKERAGE & EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
              14.1        Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
              14.2        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

ARTICLE 15  CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
              15.1        Choice of Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
              15.2        Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
              15.3        Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
              15.4        Construction of Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

ARTICLE 16  ASSIGNABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
              16.1        Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
              16.2        Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

ARTICLE 17  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
              17.1        Written Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
              17.2        Notices.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

ARTICLE 18  FURTHER ASSURANCES AND MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
              18.1        Further Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
              18.2        Entire Agreement, No Oral Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
              18.3        No Third Party Beneficiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
              18.4        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
              18.5        Specific Performance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
              18.6        No Consequential Damage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

                            JOINT VENTURE AGREEMENT


         THIS AGREEMENT, dated as of the 28th day of June, 1996, is by and among AIRGAS, INC. ("Airgas"), a Delaware corporation; NATIONAL WELDERS SUPPLY COMPANY, INC. ("NWS"), a North Carolina corporation; and J.A. TURNER, JR., an individual residing at 8919 Park Road, #5, Charlotte, NC 28210, JUDITH CARPENTER, an individual residing at 3440 Sharon View Road, Charlotte, NC 28210, J.A. TURNER, III, an individual residing at 6312 Glynmoor Lakes Drive, Charlotte, NC 28277, LINERIEUX B. TURNER, an individual residing at 8919 Park Road, #5, Charlotte, NC 28210 and MOLO LIMITED PARTNERSHIP, a Delaware limited partnership, TURNER (1996) LIMITED PARTNERSHIP, a Delaware limited partnership, CHARITABLE REMAINDER UNITRUST OF JAMES A. TURNER, JR., a North Carolina trust and FOUNDATION FOR THE CAROLINAS, a North Carolina non-profit corporation., the owners of a majority of the issued and outstanding capital stock of NWS.

                                   BACKGROUND

         A. NWS is presently engaged in the manufacture, distribution and marketing of industrial gases and welding supplies in North Carolina, South Carolina, Virginia, Tennessee and Georgia.

         B. Airgas, through its operating subsidiaries, is a nationwide distributor of industrial gases and welding supplies.

         C. J.A. Turner, Jr. was a co-founder and the first president of Werco, Inc., a North Carolina corporation that acquired US Airgas in 1986, and which subsequently became

         Airgas after changing its name and domicile at the time of its initial public offering of common stock.

         D. A representative of NWS has served continuously on the Board of Directors of Airgas since its inception.

         E. Based on the long standing relationship among the Turners, NWS and Airgas, the Turner Shareholders and Airgas have agreed to form a joint venture for the ownership and operation of NWS so that Airgas and the shareholders of NWS can capitalize on economic opportunities and synergies available to the joint venture.

         In consideration of the representations, warranties, covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, represent, warrant and agree as follows:



                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Certain Definitions. The following terms used in this Agreement shall have the meanings set forth below:

                 "AAA" shall have the meaning given to such term in Section
4.3.2 hereof.

                 "Acceptance Letter" shall have the meaning given to such term in Section 13.1 hereof.

                 "Additions to Tax" shall have the meaning given to such term in Section 10.1.4 hereof.

                 "Adjustment" shall have the meaning given to such term in
Section 10.1.4 hereof.

                 "Affiliate" means any Person controlling, controlled by, or under common control with another Person. For purposes of this definition of "Affiliate", a Person shall be deemed to control another Person if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

                 "Agreement of Sale for Minority Shares" shall have the meaning given to such term in Section 13.1 hereof.

                 "Airgas" shall have the meaning given to such term in the preamble of this Agreement.

                 "Airgas Common Stock" shall mean the $0.01 par value common stock of Airgas.

                 "Airgas Consolidated Group" shall mean Airgas and all members of the affiliated group (within the meaning of Code Section 1504) which includes Airgas.

                 "Airgas Management" shall mean Peter McCausland, Gordon Keen, Britt Murdoch, Andy Cichocki, Hermann Knieling, and Carey Verger.

                 "Airgas Transaction Documents" shall mean the Loan Agreement, the Registration Rights Agreement, the Turner Notes and the irrevocable proxy identified in Section 5.11.6 hereof.

                 "Amended Articles" shall have the meaning given to such term in Section 2.4.2 hereof.

                 "Amended Bylaws" shall have the meaning given to such term in
Section 3.4 hereof.

                 "Basket" shall have the meaning given to such term in Section
10.1.4 hereof.

                 "Basic Tax Indemnity Obligation" shall have the meaning given to such term in Section 10.1.4 hereof.

                 "Business" shall mean any one, and "Businesses" shall mean all, of the following businesses of NWS and any of its subsidiaries: (i) the distribution of industrial, medical, and specialty gases and related welding equipment and related supplies and the sale, lease or rental of related storage equipment for such gases from fixed retail locations located within or outside the Restricted Territory; (ii) the installation, repair and service of storage equipment, containers, and facilities for such gases; (iii) the operation of air separation plants and bulk gas filling facilities; and (iv) any other business engaged in by NWS or any of its subsidiaries during the Term with the approval of the NWS Board of Directors.

                 "Cap" shall have the meaning given to such term in Section
10.1.4 hereof.

                 "Change of Control" shall have the meaning given to such term in the Amended Articles.

                 "Closing"  shall have the meaning given to such term in
Section 12.1 hereof.

                 "Closing Date"  shall have the meaning given to such term in
Section 12.1 hereof. hereof.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Common Stock" shall mean the $.10 par value common stock of NWS.

                 "Contamination" shall have the meaning given to such term in
Section 7.1.8 hereof.

                 "Corporate Event" shall have the meaning given to such term in
Section 5.11.6 hereof.

                 "Default" shall have the meaning given to such term in the Amended Articles.

                 "Disclosure Schedule" shall mean the disclosure schedule being executed and delivered by the parties hereto concurrently herewith.

                 "Employee Plans"  shall have the meaning given to such term in
Section 7.1.12  hereof.

                 "Environmental Laws" shall mean all Legal Requirements relating to the generation, storage, handling, release, discharge, emission, transportation, treatment or disposal of Hazardous Substances or Wastes including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Air Act (as amended), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act, in each case as in effect and applied or interpreted on the Closing Date.

                 "Environmental Obligations" shall have the meaning given to such term in Section 10.1.1 hereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "Event of Noncompliance" shall have the meaning given to such term in Article 9 hereof.

                 "Exchange" shall have the meaning given to such term in
Section 8.2 hereof.

                 "Exchange Consideration" shall have the meaning given to such term in the Amended Articles.

                 "Exchange Notice" shall have the meaning given to such term in
Section 8.2 hereof.

                 "Exchange Obligation" shall have the meaning given to such term in Section 8.2 hereof.

                 "Exchange Right" shall have the meaning given to such term in
Section 8.2 hereof.

                 "Exchange Shares" shall mean the shares of Airgas Common Stock delivered to the holders of the Preferred Stock of NWS in connection with the Exchange.

                 "Financial Statements" shall have the meaning given to such term in Section 7.1.18 hereof.

                 "First Refusal Agreement" shall mean the Right of First Refusal Agreement dated March 25, 1991 among NWS, the Turner Shareholders and Praxair.

                 "GAAP" shall mean generally accepted accounting principles applied on a consistent basis from period to period.

                 "Gross Amount" shall have the meaning given to such term in
Section 10.1.4 hereof.

                 "Hazardous Substances" shall have the meaning given to such term in Section 7.1.8 hereof.

                 "Identified Environmental Matter" shall mean each of the matters identified in Section 10.1.1(d) of the Disclosure Schedule.

                 "Immediate Family" shall mean with respect to any person, the class that includes a spouse, natural or adoptive parents, natural or adopted children, stepchildren, natural or adopted grandchildren, and brothers and sisters of such person, and the spouse of each such parent, child, stepchild, brother or sister and any trust for the sole benefit of any one or more members of such class.

                 "Inclusion" shall have the meaning given to such term in
Section 10.1.4 hereof.

                 "Indemnity Claims" shall mean any claims for indemnification under Section 10.1.1 or 10.1.2, as the case may be, of Article 10 hereof.

                 "Interim Statements" shall have the meaning given to such term in Section 7.1.18.

                 "Joint Venture" shall have the meaning given to such term in
Section 2.1 hereof.

                 "Legal Requirements" shall mean all applicable judgments, decrees, injunctions, orders, writs, rulings, laws, ordinances, statutes, rules, regulations, codes and other requirements of all federal, state and local governmental, administrative and judicial bodies and authorities.

                 "Loan Agreement" shall mean the loan agreement substantially in the form attached hereto as Exhibit 12.3.3.

                 "Majority in Interest of Turner Shareholders" shall mean, prior to the Closing, those Turner Shareholders holding a majority of the issued and outstanding shares of Common Stock, and, after the Closing, those Turner Shareholders holding a majority of the issued and outstanding shares of Series A Preferred Stock.

                 "Material Adverse Effect" shall mean a material adverse effect on the Businesses, taken as a whole.

                 "Minority Shares" shall have the meaning given to such term in
Section 13.1 hereof.

                 "National Leasing" shall mean National Capital Leasing Company, a North Carolina corporation.

                 "National Realty" shall mean National Realty Sales Company, a North Carolina corporation.

                 "NCBCA" shall mean the North Carolina Business Corporation Act, as the same may be amended from time to time.

                 "Non-Family Shareholders" shall mean all shareholders of NWS (including the holders of any NWS Options) immediately prior to Closing except the Turner Shareholders.

                 "NWS" shall have the meaning given to such term in the preamble of this Agreement.

                 "NWS Options" shall mean any options or rights to acquire any shares of the capital stock of NWS by exercise, conversion or exchange, which are outstanding immediately prior to Closing.

                 "NWS Recapitalization" shall mean the exchange of Remaining Turner Shares and Remaining Minority Shares for Preferred Stock of NWS as provided for in Sections 2.4.2 and 13.2 hereof and under the Plan of Recapitalization.

                 "Obligations" shall have the meaning given to such term in
Section 10.1.1 hereof.

                 "Open Matter" shall have the meaning given to such term in
Section 4.3.2 hereof.

                 "Pension Plan" shall have the meaning given to such term in
Section 7.1.12 hereof.

                 "Permitted Encumbrances" shall mean each of the following: (i) liens for property taxes and special assessments with respect to 1996 and subsequent years; (ii) mechanic's and materialmen's liens arising in the ordinary course of business; (iii) restrictions, easements, covenants, reservations and rights of way of record with respect to the Real Property so long as they do not significantly impair the use of the Real Property as it is currently being used by NWS; (iv) matters which would be revealed by an accurate, current survey of the real property; (v) zoning ordinances, restrictions, prohibitions and other requirements imposed by governmental authorities so long as they do not significantly impair the use of the property as it is currently being used by NWS; and (vi) liens and encumbrances reflected in the Financial Statements or the Interim Statements.

                 "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, sole proprietorship, trust or any other entity.

                 "Plan of Recapitalization" shall have the meaning given to such term in Section 2.4.2 hereof.

                 "Praxair" shall mean Praxair, Inc., a Delaware corporation formerly known as Union Carbide Industrial Gases, Inc.

                 "Preferred Stock" shall mean the Series A Preferred Stock and Series B Preferred Stock.

                 "Real Property" shall have the meaning given to such term in
Section 7.1.8 hereof.

                 "Redemption" shall have the meaning given to such term in
Section 8.1 hereof.

                 "Redemption Obligation" shall have the meaning given to such term in Section 8.1 hereof.

                 "Redemption Right" shall have the meaning given to such term in Section 8.1 hereof.

                 "Registration Rights Agreement" shall mean the registration rights agreement substantially in the form of Exhibit 1.1A attached hereto.

                 "Remaining Minority Shares" shall have the meaning given to such term in Section 13.2 hereof.

                 "Remaining Turner Shares" shall have the meaning given to such term in Section 2.4.2 hereof.

                 "Remedial Action Costs" shall mean any and all reasonable amounts incurred by Airgas and/or NWS related to (1) technical or field assessments or testing of any medium, including laboratory or other assessment services; (2) soil, groundwater and surface water remediation; (3) the removal, closure or upgrade of an underground storage tank and related equipment; (4) the removal or closure of any lime pond listed as an Identified Environmental Matter (5) environmental engineers or consultants engaged to address an Identified Environmental Matter, including their subcontractors, agents or employees; and (6) the preparation and submission of reports, plans, or similar documents. The term "Remedial Action Costs" does not include any attorneys' fees or costs, or costs associated with Airgas or NWS management or employee time.

                 "Restricted Territory" shall mean the territory identified on
Exhibit 1.1B attached hereto.

                 "Rules" shall have the meaning given to such term in Section
4.3.2 hereof.

                 "Sale Notice" shall have the meaning given to such term in
Section 5.11.2 hereof.

                 "Scheduled Contracts" shall have the meaning given to such term in Section 7.1.10 hereof.

                 "Senior Management" shall mean Erroll Sult, Alan DeMart, Bill Boone, Gerald Carver, Mike Molinini, Dick Lake, Tom Sheridan and Howard Hill.

                 "Series A Preferred Stock" shall mean the Series A 5% Voting Preferred Stock of NWS.

                 "Series B Preferred Stock" shall mean the Series B 5% Non-Voting Preferred Stock of NWS.

                 "Service Fee" shall have the meaning given to such term in
Section 4.7.4 hereof.

                 "Services" shall have the meaning given to such term in
Section 4.7.1 hereof.

                 "Tax or Taxes" shall have the meaning given to such term in
Section 7.1.16 hereof.

                 "Term" shall mean the term of the Joint Venture.

                 "Threshold Amount" shall have the meaning given to such term in Section 10.1.1 hereof.

                 "Third Party" shall have the meaning given to such term in
Section 5.11.5 hereof.

                 "Transfer" shall have the meaning given to such term in
Section 6.1 hereof.

                 "Turner Letters of Credit" shall have the meaning given to such term in Section 2.4.3 hereof.

                 "Turner Notes" shall have the meaning given to such term in
Section 2.4.3 hereof.

                 "Turner Shares" shall have the meaning given to such term in
Section 2.4.1 hereof.

                 "Turner Shareholders" shall mean (i) the Turners; (ii) the Turner Transferees; (iii) members of the Immediate Family of any of the Turners to whom Turner Shares are transferred in accordance with the terms of this Agreement and, to the extent applicable, the First Refusal Agreement, and (iv) any legal representative of any of the foregoing acting on behalf of the estate of a deceased Turner Shareholder.

                 "Turners" shall mean J.A. Turner, Jr., Judith Carpenter, J.A. Turner, III and Linerieux B. Turner.

                 "Turner Transferees" shall mean Charitable Remainder Unitrust of James A. Turner, Jr., a North Carolina trust, Foundation for the Carolinas, a North Carolina non-profit corporation, Molo Limited Partnership, a Delaware limited partnership, and Turner (1996) Limited Partnership, a Delaware limited partnership.

                 "Wastes"  shall have the meaning given to such term in Section
7.1.8 hereof.

         1.2 Financial terms. Financial terms not defined in this Agreement shall have the meanings of such terms under generally accepted accounting principles.

                                   ARTICLE 2

                           FORMATION OF JOINT VENTURE

         2.1 Formation; Purpose. This Agreement sets forth the terms and conditions governing the ownership and operation of NWS as a joint venture of the Turner Shareholders, Airgas and the Non-Family Shareholders (NWS, as so owned and operated, is sometimes referred to herein as the "Joint Venture"). The purpose of the Joint Venture is to carry on the business of NWS, enhanced by the association with Airgas and Airgas' financial, purchasing and national marketing strengths, and to pursue acquisition opportunities in the area currently served by NWS and such other activities as the Board of Directors from time to time determines.

         2.2 Name and Address. The name of the Joint Venture shall continue to be "National Welders Supply Company, Inc." The address of the Joint Venture's principal place of business shall be 810 Gesco Street, Charlotte, North Carolina 28208.

         2.3 Term. The Term shall commence on the Closing Date and shall continue until the thirteenth (13th) anniversary of the Closing Date, unless earlier terminated pursuant to the terms of this Agreement. In addition, the Term shall automatically expire if none of the Turner Shareholders or none of Airgas and its Affiliates own capital stock of NWS. The expiration of the Term shall not affect (i) those certain other provisions of this Agreement which expressly provide that they survive the expiration of the Term; or (ii) the Amended Articles.

         2.4 Stock Transactions to Effectuate the Joint Venture. In order to effectuate the formation and operation of the Joint Venture, the parties hereto agree to the following capital transactions:

                 2.4.1 Purchase and Sale of Certain Shares held by the Turner Shareholders. Airgas hereby agrees to purchase from each of the Turner Shareholders and each of the Turner Shareholders hereby agrees to sell to Airgas, free and clear of all liabilities, security interests, pledges, liens and encumbrances whatsoever, the number of shares of Common Stock set forth opposite such Turner Shareholder's name on Exhibit 2.4.1 attached hereto (the Common Stock to be acquired from the Turner Shareholders hereinafter the "Turner Shares") representing, together with the maximum number of shares that could be acquired from the Non-Family Shareholders pursuant to Section 13.1 hereof, less than 50% of the voting capital stock of NWS. The price for the Turner Shares is $17.7814 per share, payable in the manner set forth in Section
2.4.3 hereof. At the Closing, each of the Turner Shareholders shall deliver to NWS certificates, duly endorsed for transfer, representing that number of Turner Shares set forth beside such Turner Shareholder's name on Exhibit 2.4.1 hereto, duly endorsed for transfer. NWS shall thereupon deliver a new certificate to Airgas representing the aggregate number of Turner Shares being sold by all Turner Shareholders.

                 2.4.2    Retention and Exchange of Remaining Turner Shares.
At the Closing, all shares of Common Stock owned by the Turner Shareholders that are not part of the Turner Shares acquired under Section 2.4.1 above (the "Remaining Turner Shares"), shall be exchanged by the Turner Shareholders, on a one-for-one basis, for shares of Series A Preferred Stock, having the rights and preferences set forth in the Amended and Restated Articles of Incorporation of NWS in the form attached hereto as Exhibit 2.4.2(A), as amended by the Articles of Amendment attached hereto as Exhibit 2.4.2(B) (such Amended and Restated Articles, as so amended, being hereinafter collectively referred to as, the "Amended Articles"), and otherwise in accordance with the Plan of Recapitalization ("Plan of Recapitalization") attached hereto as Exhibit 2.4.2(C). The aggregate number of shares of

Series A Preferred Stock delivered to the Turner Shareholders shall exceed fifty percent (50%) of the voting capital stock of NWS that will be actually outstanding, and that will be outstanding on a fully diluted basis, on the Closing Date.

                 2.4.3 Consideration for Turner Shares. The consideration for the Turner Shares shall be paid as follows:

                          1.      Cash.  At the Closing, Airgas shall pay to
the Turner Shareholders by wire transfer or other immediately available funds the amounts of cash set forth opposite their respective names on Exhibit 2.4.1 hereto.

                          2.      Notes.  At the Closing, Airgas shall issue
promissory notes to the Turners (the "Turner Notes") substantially in the form attached hereto as Exhibit 2.4.3(A) in the principal amounts set forth opposite their respective names on Exhibit 2.4.1 hereto. The Turner Notes shall be secured by letters of credit issued by NationsBank (the "Turner Letters of Credit") substantially in the form attached hereto as Exhibit 2.4.3(B).

                                   ARTICLE 3

                       COVENANTS AND AGREEMENTS REGARDING
         ACTION TO BE TAKEN AND CONDUCT OF BUSINESSES PRIOR TO CLOSING

         3.1 Conduct in Ordinary Course. From and after the date hereof and pending the Closing, NWS and Airgas agree that they shall in all material respects conduct their respective businesses only in the ordinary and usual course and in a manner consistent with past practice.

         3.2 Necessary Approvals. Prior to the Closing, NWS, the Turner Shareholders and Airgas shall use their reasonable best efforts to obtain all required consents and approvals in writing, including but not limited to any necessary board of director and shareholder approvals, of all persons whose consent or approval is necessary for the parties to consummate this Agreement and the transactions described herein.

         3.3 Amended Articles. On or before the Closing Date, NWS and the Turner Shareholders shall cause the Plan of Recapitalization to be properly adopted and shall cause the Amended Articles to be properly adopted and filed in accordance with the laws of the State of North Carolina.

         3.4 Amended Bylaws. On or before the Closing Date, NWS and the Turner Shareholders shall cause NWS to properly adopt amended by-laws substantially in the form attached hereto as Exhibit 3.4 (the "Amended Bylaws").

         3.5 NWS Board of Directors. On or before the Closing Date, NWS and the Turner Shareholders shall cause the shareholders of NWS to elect a Board of Directors composed of the following six individuals who shall serve as directors of NWS effective immediately upon the consummation of the Closing:
J.A. Turner, Jr., Judy Carpenter, Mark R.  Bernstein, Peter McCausland, Gordon
L. Keen, Jr. and Hermann Knieling. The parties hereto agree that Peter McCausland, Gordon L. Keen, Jr. and Hermann Knieling shall be deemed for all purposes to have been elected by the holders of a majority of the Common Stock of NWS and J.A. Turner, Jr., Judy Carpenter and Mark R. Bernstein shall be deemed for all purposes to have been elected by the holders of a majority of the Series A Preferred Stock of NWS. The parties agree that J.A. Turner, Jr. shall be the Chairman of the Board of NWS for the first two (2) years after the Closing. Each director elected in accordance with this Section 3.5 shall serve until his or her replacement is elected, subject to removal as provided herein, in the Amended Bylaws and in the NCBCA.

         3.6 NWS Officers. On or before the Closing Date, the following individuals shall be elected officers of NWS, effective immediately upon the consummation of the Closing:

                 President                         -        Erroll Sult
                 Chief Financial Officer
                   and Vice President              -        Alan DeMart

         3.7 Access and Information. After the date hereof and prior to Closing, each of the parties hereto shall give to each other party reasonable access to its books and records all in order that the parties may have a full opportunity to make such legal, financial, tax, technical, accounting and other reviews and investigations of each other's businesses as the investigating party shall desire to make; provided, however, that Airgas shall not be required to disclose any information inconsistent with Airgas' status as a public company or that would trigger a requirement to disclose such information to the general public.

         3.8     Termination Period.

                 (a)  This Agreement may be terminated at any time prior to the
Closing: (i) by mutual written agreement executed by the Turner Shareholders, NWS and Airgas; (ii) by the Turner Shareholders or Airgas at any time after September 15, 1996, if, through no fault of the party seeking termination, the Closing shall not have occurred; (iii) by Airgas, if there has been a material violation or breach by the Turner Shareholders of any agreement, representation or warranty contained in this Agreement which is not curable or which has rendered the satisfaction of any condition to the obligations of Airgas impossible and which has not been waived by Airgas; or (iv) by the Turner Shareholders, if there has been a material violation or breach by Airgas of any agreement, representation or warranty contained in this Agreement which is not curable or which has rendered the satisfaction of any condition to the obligation of the Turner Shareholders impossible and which has not been waived by the Turner Shareholders.

                 (b) In the event of termination of this Agreement pursuant this Section 3.8, written notice thereof shall be forthwith given to the other parties hereto and this Agreement (other than Sections 10.1.3 and 14.2 hereof and as provided in subparagraph (i) and (ii) below, each of which shall survive any such termination) shall terminate and the transactions contemplated hereby shall be abandoned without further action of the parties hereto. If this Agreement is terminated as provided herein: (i) all information received by Airgas with respect to the Businesses, NWS and the Turner Shareholders shall be held by Airgas as confidential information and not disclosed; and (ii) any termination pursuant to subparagraph (ii), (iii) or
(iv) of paragraph (a) of Section 3.8 shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise.

         3.9 Merger of National Leasing. On or prior to the Closing Date, National Leasing shall merge with and into NWS pursuant to a plan of merger substantially in the form of Exhibit 3.9 hereto. In connection with and as a result of the merger of National Leasing into NWS, the Turner Shareholders shall acquire additional shares of Common Stock as provided in the plan of merger and in Section 7.1.5 of the Disclosure Schedule.

                                   ARTICLE 4

                       COVENANTS AND AGREEMENTS REGARDING
                                 CONDUCT OF NWS

         The provisions of this Article 4 shall apply throughout the Term, and, to the extent provided herein, thereafter.

         4.1.    Contributions to Capital.

                 Airgas and the Turner Shareholders shall each have the right, at any time and from time to time during the Term and thereafter, to make contributions to the capital of NWS. No party hereto shall be required to make a capital contribution and a capital contribution by one party shall not place any requirement on any other party to make a capital contribution. A capital contribution by one or more parties under this Section 4.1 shall not otherwise affect the rights and obligations of the parties under this Agreement.

NWS agrees to accept all capital contributions made hereunder and to deem each such capital contribution to have been made on the date of its receipt by wire transfer or other immediately available funds. Each party hereto shall give the other parties written notice of the making of a capital contribution prior to or within ten (10) days after the making of such capital contribution provided, however, that the failure to give such notice shall not affect the validity of such capital contribution, or NWS' obligation to accept such capital contribution.

         4.2     Shareholder Matters.

                 4.2.1 Quorum and Required Vote for Action by Shareholders. During the Term and thereafter, the quorum requirements for meetings of shareholders of NWS and the requirements for voting by shareholders of NWS shall be as set forth in the Amended Articles.

                 4.2.2 Dissolution of NWS. The Turner Shareholders and Airgas agree that, during the Term and thereafter, any proposal to dissolve NWS pursuant to Section 55-14-02 of the North Carolina Business Corporation Act must be approved by a majority of votes entitled to be cast by the holders of each class of NWS' capital stock, namely the Common Stock and the Preferred Stock.

         4.3     Director Matters.

                 4.3.1 Numbers; Quorum; Meetings; Removal; Vacancies; Vote. During the Term and thereafter, except as provided in Sections 4.3.2 and 4.3.3 hereof, all matters with respect to the number of directors, the quorum requirements for meetings of directors, the times and places for meetings of directors, the removal of directors, the filling of vacancies in directorships, and the required vote at meetings of directors shall be as set forth in the Amended Articles.

                 4.3.2    Deadlock of Directors.

                 (a) In the event that, from time to time during the Term or thereafter, the Board of Directors of NWS shall be unable to reach agreement upon any particular matter submitted to it (an "Open Matter"), the parties shall hold one or more informal meetings promptly in an effort to discuss and resolve such Open Matter.

                 (b) If the procedure specified in paragraph (a) has not led to a satisfactory resolution regarding an Open Matter within twenty (20) days of any party seeking such an informal meeting with respect to such Open Matter, then, upon a good faith determination by any two directors that failure to resolve the Open Matter threatens the continued existence of, or will result in material injury to, NWS, the Open Matter shall be submitted for determination in the following manner. The directors of NWS in favor of the Open Matter as a group and the directors of NWS opposed to the Open Matter as a group shall, within ten (10) days of such request, each appoint an independent person as arbitrator to resolve the Open Matter. The two arbitrators so chosen shall agree promptly upon and appoint an independent person as a third arbitrator. The arbitrators shall determine promptly whether the Open Matter meets the standard set forth in this paragraph as to matters which are to be submitted to arbitration by the parties and, if so, shall seek promptly to resolve the Open Matter. The decision of such arbitrators shall be final and binding upon NWS and the parties hereto; provided that the arbitrators shall not resolve the Open Matter in a manner whereby compliance with the decision of the arbitrators will result in the violation by any party to this Agreement of any obligations of such party hereunder. The Board of Directors of NWS or, if such Board of Directors shall not have done so within five (5) days of such arbitrators' decision, the stockholders of NWS, shall take any and all action necessary to implement such decision.

                 (c) If the arbitrators chosen by the Board of Directors of NWS are unable to agree upon and appoint a third arbitrator, the Open Matter shall be resolved by three arbitrators appointed by the American Arbitration Association (the "AAA") in accordance with the then prevailing Commercial Arbitration Rules thereof (the "Rules"). The AAA shall be required to endeavor to appoint experts in a discipline relevant to the Open Matter and, if the same issue or an issue similar to the Open Matter has been submitted to arbitration by the parties before, to appoint one or more of the same arbitrators to determine the Open Matter and each such same (or similar) issue, but the failure to do any of the foregoing shall not be a basis for avoiding, setting aside or altering the arbitral award.

                 (d) Any arbitration referred to in this Agreement shall be conducted under the Rules in the City of Richmond unless the parties mutually agree to have the arbitration held elsewhere, and the award made therein shall be entered in the applicable State Courts of Virginia or, as the case may be, the United States District Court for Virginia. Solely for the purposes of applying for an order confirming, modifying, correcting or vacating the award, the parties hereby consent and submit themselves to the personal jurisdiction of State Courts of Virginia or, as the case may be, the United States District Court for Virginia. Each party hereto shall bear the expense of its own representatives, and any other expenses of the arbitration proceeding shall be borne by the parties as may be determined by the Rules or as may be assessed by the arbitrators. Except to the extent required by law, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings, any information about the hearings, including the names of the parties and the arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing, or the arbitral award made.

                 4.3.3    Exercise and Retention of Board Authority.
(a) During the term and thereafter, the scope of the authority reserved to the Board of Directors shall include all such matters as required by applicable law and shall further include, without limitation, the following matters, the approval of which may not be delegated to any officer of NWS or any committee of the Board of Directors (except that the Board may from time to time alter any of the dollar amounts set forth in this Section 4.3.3):

                 (i) any agreement or contract (x) not in the ordinary course of business, (y) obligating NWS to pay in excess of $500,000 or provide property or services having a value in excess of $500,000 or (z) obligating NWS to pay in excess of $250,000 or provide property or services having a value in excess of $250,000 and having a term in excess of two (2) years which is not cancelable without penalty to NWS at the discretion of NWS;

                 (ii) any material change in the nature of the business of NWS;

                 (iii) any sale, lease, exchange or other disposal of assets of NWS having a value in excess of $250,000 other than sales of inventory in the ordinary course of business;

                 (iv) any capital expenditures (i) individually exceeding $500,000 in value or (ii) which is not expressly contemplated by the annual budget and operating plan of NWS and would exceed $250,000 in value;

                 (v) any acquisitions of assets of another corporation or business if the value of the transaction, including liabilities to be assumed, exceeds $250,000;

                 (vi) any acquisition of any class of securities of or investments in any Person other than investments made in connection with the ordinary cash management of the Corporation;

                 (vii)    any indebtedness for borrowed money;

                 (viii) approval of the annual budget and operating plan;

                 (ix) any decision regarding the appointment or termination of external auditors and approval of the annual audit;

                 (x)      any covenant restricting dividends;

                 (xi) any compensation to any member of the management of NWS or any other compensation in excess of $100,000;

                 (xii)    any change in the fiscal year;

                 (xiii)   any merger, consolidation or other reorganization;

                 (xiv)    the creation of any subsidiary;

                 (xv) any increase or decrease in capital other than capital contributions contemplated by Section 4.1 hereof;

                 (xvi) any appointment, transfer or removal of the chief executive officer or president;

                 (xvii) any adoption, material modification or termination of any 401(k) plan, profit sharing plan or other material Employee Plan;

                 (xviii)  any guaranty of the obligations of any other Person;
and

                 (xix) any decision with respect to any subsidiary of NWS which would require the approval of the Board of Directors of NWS pursuant to this Section if such decision were to be made with respect to NWS.

         (b) Approval of the following matters shall require the approval of, and may be approved by, a majority of the disinterested directors then serving on the Board of Directors:

                 (i) any material transaction or agreement between NWS or any of its subsidiaries, on the one hand, and any shareholder, director or officer of NWS or any member of their respective families or any Affiliate of any shareholder, director or officer of NWS or any officer, director or family member of such Affiliate, on the other hand;

                 (ii) any grant of a material right, consent or waiver by NWS or any of its subsidiaries in favor of any shareholder, director or officer of NWS or any member of their respective families or any Affiliate of any shareholder, director or officer of NWS or any officer, director or family member of such Affiliate; and

                 (iii) any loan by NWS or any of its subsidiaries to any shareholder, director or officer of NWS or to any member of their respective families or to any Affiliate of any shareholder, director or officer of NWS or any director, officer or family member of any such Affiliate.

         4.4     Dividends.

                 4.4.1 Payment of Dividends on Preferred Stock. During the term and thereafter, the holders of the Preferred Stock shall be entitled to receive dividends as provided in the Amended Articles. Airgas and the Turner Shareholders agree to cause dividends to be declared and paid with respect to the Preferred Stock in the amount provided for in the Amended Articles, to the maximum extent permitted by law and to the maximum extent that will not result in a default by NWS of its other contractual obligations.

                 4.4.2 Payment of Dividends on Common Stock. Provided no event has occurred which, with the giving of notice or the passage of time or both would constitute an Event of Non-Compliance or a Default, the parties hereto intend that NWS periodically shall pay cash dividends to the holders of the Common Stock when, as and if declared by the Board of Directors.

         4.5 Covenant Not to Compete. (a) Each of the Turner Shareholders and Airgas covenants and agrees with and for the benefit of NWS that, during the Term it shall not, directly or indirectly:

                           (i) engage in, be retained by, own any interest in
(other than as a beneficial owner of not more than five percent (5%) of the outstanding shares of a class of equity securities of a corporation or other entity, which class of equity securities is registered pursuant to the Securities Act of 1934, as amended), manage, operate, control, loan money to, render consulting or advisory services to, represent, or participate in or be connected in the management or control of, any Person that is then engaged in competition with NWS or any of its subsidiaries in the Restricted Territory in any business which is identical or substantially similar to any of the Businesses; provided that nothing contained in this Section 4.5 shall prohibit
(i) the passive investment of the Turners in Holston Gases, Inc. or its successors, and/or Arc Safety Accessory Products, Inc. or its successors; and/or (ii) the membership of J. A. Turner, Jr. and/or Judy Carpenter on the Board of Directors of Holston Gases, Inc. or its successors;

                          (ii) without the prior written consent of NWS,
solicit or hire any of the existing or former management or supervisory personnel or sales representatives of NWS, either during the term of such person's employment by NWS or within three (3) months after such person's employment has ceased for any reason (whether terminated before or after the Closing Date) to work for any Person in competition with NWS; or

                          (iii)  wrongfully interfere with, disrupt or attempt
to disrupt any relationship, contractual or otherwise, between NWS and any other party.

                 (b) Each of the Turner Shareholders and Airgas acknowledges and agrees that the covenants contained in this Section are reasonable and appropriate in light of the joint venture relationship established under this Agreement with respect to NWS and that the scope of the covenant not to compete, the territorial and time limitations, and the other restrictions in paragraph (a) above are reasonable and necessary to protect legitimate business interests of such joint venture relationship and are not unreasonable or unduly burdensome or harsh in their effect on the parties hereto.

                 (c) It is the desire and intent of the parties that all of the provisions of this Section shall be enforced to the fullest extent permitted under applicable law and public policy. Further, it is the intent of the parties hereto to be subject to an agreement for the necessary protection of the legitimate interests of NWS which is not unduly harsh in curtailing the legitimate interests of the other parties hereto. Therefore, the parties hereto agree that in the event a court shall determine that any of the provisions contained in this Section is unreasonable, void or invalid for any reason whatsoever, then the duration, geographical and other limitations imposed herein shall be modified automatically to the extent necessary to make such provisions enforceable and in such modified form, such provision and the remainder of this Agreement shall be enforceable. If, however, in spite of the operation of the preceding sentence, any particular provisions of this Section or any other provision of this Agreement shall be adjudicated to be invalid or unenforceable in any jurisdiction in which enforcement is sought, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and all other provisions shall continue in full force and effect in such jurisdiction.

                 (d) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 4.5 would be inadequate and each of the Turner Shareholders and Airgas hereby consents to the granting by any court of competent jurisdiction of an injunction or other suitable relief, without the posting of any bond or the necessity of actual monetary loss being proved, in order that such breach may be effectively restrained. Nothing contained herein shall be construed, however, to prohibit any of the parties hereto from pursuing any other remedies at law or in equity which such party may have for any such breach or threatened breach of any of the provisions of this Section.

                 (e) Airgas hereby agrees not to engage in any corporate restructuring or recapitalization, including but not limited to, creating a corporate parent or sister corporation of Airgas, in a manner which has the effect of directly or indirectly violating any of the restrictions set forth in this Section.

         4.6 NWS Financial Statements. During the Term and thereafter, NWS shall have prepared and delivered to the Turner Shareholders and Airgas, not less frequently than monthly, consolidated and consolidating financial statements of NWS, consisting of a balance sheet, income statement, and statement of cash flows, prepared in accordance with GAAP, subject in the case of interim statements to normal year end adjustments, in each case certified by the chief financial officer of NWS.

         4.7     Operational and Administrative Services.

                 4.7.1 Services. As part of the goals of the Joint Venture created by this Agreement, the parties believe NWS will benefit from the many capabilities of Airgas and its Affiliates in operational and administrative areas. Consequently, Airgas hereby agrees to provide to NWS during the Term, directly or through one or more of its Affiliates, the operational and administrative services as more fully described in Exhibit
4.7.1 attached hereto and made a part hereof (the "Services").

                 4.7.2 Standard of Care. Airgas agrees to perform the Services directly or through one or more of its Affiliates in good faith and with commercially reasonable diligence and care. Should any dispute arise as to whether Airgas is meeting the standard provided for herein, such dispute shall be submitted to arbitration in accordance with Section 10.2 hereof.

                 4.7.3 Cooperation By NWS. The Services will be of value to NWS only with the cooperation of NWS and its employees. Accordingly, NWS agrees to provide Airgas and its Affiliates with such assistance and with such access to its facilities, books and records as is reasonably necessary for Airgas to perform the Services.

                 4.7.4 Service Fee. With respect to the period during which Airgas, or its designated Affiliate, provides Services, NWS shall pay Airgas or its designated Affiliate a services fee (the "Service Fee") determined in accordance with Exhibit 4.7.4 attached hereto. On or about July 1, 1997 and on or about July 1 of each year thereafter during the Term, the Board of Directors of NWS shall evaluate the Services being provided by Airgas. Should the Board determine in good faith that it would be in the best interest of NWS to amend the scope of the Services by amending the particulars of any Service or terminating any Service, NWS shall so advise Airgas in writing. Promptly following its receipt of such notice, Airgas shall meet with NWS and the parties shall negotiate in good faith with respect to (a) the possible amendment of particular Services; (b) the possible termination of particular Services; and (c) an equitable adjustment to the Service Fee to reflect any such amendment or termination. Should the parties be unable to agree on any of the above, either party may submit such dispute to arbitration in accordance with Section 10.2 hereof. NWS agrees that it currently expects to benefit from all of the Services and that NWS believes the Service Fee represents fair consideration for the Services Airgas has agreed to provide. The Service Fee shall be paid in arrears on a quarterly basis on the 30th day of each calendar quarter commencing on the 30th day of the first full calendar quarter following the Closing Date.

                                   ARTICLE 5

                      ADDITIONAL COVENANTS AND AGREEMENTS

         5.1 First Refusal Agreement Covenant. Subject to the provisions of Article 9 hereof, each of the Turner Shareholders covenants and agrees not to take any action which will violate the provisions of the First Refusal Agreement or result in a Change in Control as defined in the First Refusal
Agreement.   Airgas covenants and agrees to execute and deliver to Praxair and
NWS prior to the Closing, the Assumption Agreement in the form of Exhibit 5.1 hereto. Airgas covenants and agrees not to take any action, and shall not allow any of its Affiliates to take any action, which will violate the provisions of the First Refusal Agreement or result in a Change in Control as defined in the First Refusal Agreement. The parties acknowledge and agree that none of the transactions contemplated by this Agreement will violate the provisions of the First Refusal Agreement or, absent a Default, will result in a Change in Control as defined in the First Refusal Agreement and that the performance of this Agreement shall in no event be construed to violate this
Section 5.1.

         5.2     Airgas Common Stock.

         Upon notice by NWS to Airgas that a Majority in Interest of Turner Shareholders has exercised the Exchange Right provided for in the Amended Articles, Airgas, subject to the provisions of the Amended Articles, shall provide the necessary shares of Airgas Common

Stock or other Exchange Consideration to NWS, by capital contribution or any other means Airgas reasonably deems appropriate, so that NWS can and will perform its obligations in respect of the Exchange.

         5.3     Corporate Reorganization.

         If NWS requests that Airgas participate in a reorganization with NWS and/or its shareholders, Airgas, subject to the provisions of the Amended Articles, will agree to such a transaction provided such a transaction would not have a material adverse tax consequence to NWS or Airgas. For purposes of the preceding sentence only, a material adverse tax consequence is understood to mean any tax consequence to NWS and/or Airgas that exceeds $100,000 in the aggregate. Likewise, if NWS, pursuant to Section 5.2 hereof, requests that Airgas provide shares of Airgas Common Stock or other Exchange Consideration for delivery to the holders of the Preferred Stock in connection with consummation of the Exchange, NWS and the Turner Shareholders agree to approve of and to engage in a tax free reorganization instead provided such a transaction would not result in any taxes being incurred by any holder of Preferred Stock and would not impose upon the holders of the Preferred Stock any ongoing obligations, restrictions or limitations which are substantially greater than those that are currently applicable to a tax free exchange under
Section 368 of the Code.

         5.4 Airgas Loans. Any holder of Preferred Stock who participates in the Exchange, or in the restructured transaction contemplated by Section 5.3 hereof, may request that Airgas loan to the holder all or any portion of the funds that may be required to pay the tax liability, if any, incurred by the holder as a result of the Exchange or restructured transaction. Airgas covenants and agrees to comply with each such request and to make such loan to any such holder of Preferred Stock on reasonable terms and on a nonrecourse basis provided that the holder receiving loan proceeds pledges to Airgas the stock received in the Exchange or restructured transaction to secure repayment of the loan.

         5.5 No Impairment of Exchange Rights. Airgas shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by Airgas with respect to the Exchange hereunder (including, without limitation, Sections 5.2 and 5.3 hereof) and under the Amended Articles, but shall at all times in good faith assist in the carrying out of all the provisions of this Agreement with respect to the Exchange (including, without limitation, Sections 5.2 and 5.3 hereof) and in the taking of all such action as may be necessary or appropriate in order to protect the holders of the Preferred Stock against impairment of their rights with respect to the Exchange.

         5.6 Notices of Record Date. In the event of any taking by Airgas of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, Airgas shall mail to NWS a copy at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and NWS shall promptly deliver a copy of such notice to each holder of Preferred Stock.

         5.7 Common Stock Reserved. Airgas shall specifically reserve such number of shares of Airgas Common Stock, or, to the extent applicable, shares of other Exchange Consideration, as shall from time to time be sufficient to effect the Exchange.

         5.8 Compliance with Amended Articles. Each of the Turner Shareholders, NWS and Airgas hereby agrees to be bound by all of the provisions of the Amended Articles.

         5.9 Employment Agreements. The parties hereto anticipate and intend that, on or before the Closing Date, NWS has or will enter into employment agreements with the employees of NWS identified on Exhibit 5.9 attached hereto, with such agreement to be substantially in the form of Exhibit
5.9 hereto.

         5.10 Waiver of Non-Compliance and Default. The Turner Shareholders agree to waive any Event of Non- Compliance and any Default to the extent caused by the payment by NWS of an amount which the Turners would be required to indemnify Airgas pursuant to Section 10.1.1 hereof but for the applicability of the Basket or the applicable time limits for bringing indemnity claims under
Section 10.1.1.

         5.11 Required Co-Sale after Default. After the occurrence of a Default, the holders of the Series A Preferred Stock shall have the right to sell all their shares of Series A Preferred Stock, free of the restrictions contained in Article 6 hereof and free of the covenant contained in Section 5.1 hereof, and to compel Airgas to participate in such sale as more fully provided in this Section 5.11.

                 5.11.1 In the event that the holders of a majority of the Series A Preferred Stock propose to sell or otherwise dispose of for value all of the shares of Series A Preferred Stock owned by such holders to a Third Party (as defined in subparagraph 5.11.5 below), such holders may, at their option, require Airgas to sell all of the shares of Common Stock owned by it to the Third Party on the same terms and conditions upon which the holders of a majority of the Preferred Stock shall sell their shares; provided, however, the aggregate net proceeds of such sale shall be allocated first to the Preferred Stock as if such sale were a liquidation under Section

1 of Article II of the Amended Articles, with the balance of such net proceeds payable to the holders of the Common Stock.

                 5.11.2 The holders of a majority of the Series A Preferred Stock, or their representative, shall provide to Airgas a written and dated notice (the "Sale Notice") of such proposed sale not later than ten (10) days prior to the consummation of such sale. The Sale Notice shall contain written notice of the exercise by the holders of a majority of the Series A Preferred Stock of their rights pursuant to this Section 5.11 setting forth the consideration to be paid by the Third Party and the other material terms and conditions of the proposed sale. Within five (5) days following the day the Sale Notice is given, Airgas shall deliver to the holders of a majority of the Series A Preferred Stock, or their representative (i) the certificate or certificates evidencing all the shares of Common Stock held by Airgas, duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to the holders of a majority of the Series A Preferred Stock or their representative, executed by Airgas, and (ii) a special irrevocable power-of-attorney authorizing the holders of a majority of the Series A Preferred Stock, or their representative, to sell such shares on the terms and conditions upon which the holders of a majority of the Series A Preferred Stock are selling their shares and to take all such actions as shall be necessary or appropriate in order to consummate such sale.

                 5.11.3 Promptly upon the consummation of the sale of shares of the Series A Preferred Stock and the Common Stock to the Third Party, the holders of a majority of the Series A Preferred Stock, or their representative, shall remit, first, to the holders of the Preferred Stock participating in such sale an amount per share equal to the net proceeds of such sale up to the Liquidation Amount (as defined in the Amended Articles), calculated as if the liquidation took place as of the date of the consummation of such sale and, second, to the holders of the Common

Stock the net proceeds of such sale, less the aggregate amount paid to the holders of the Preferred Stock.

                 5.11.4 Anything herein to the contrary notwithstanding, the holders of a majority of the Series A Preferred Stock and their representative shall have no obligation to Airgas to sell or otherwise dispose of any shares of Common Stock pursuant to this Section 5.11 as a result of any decision by the holders of a majority of the Series A Preferred Stock, or their representative, not to accept or consummate any offer or sale of all of the shares owned by such holders of the Series A Preferred Stock (it being understood that any and all such decisions shall be made by the holders of a majority of the Series A Preferred Stock, or their representative, in their sole discretion). In addition, anything to the contrary notwithstanding, the holders of a majority of the Series A Preferred Stock and their representative shall have no obligation to include any shares of Common Stock in any sale of Series A Preferred Stock by such holders of the Series A Preferred Stock.

                 5.11.5 As used in this Section 5.11, the term "Third Party" means any Person other than any holder of Series A Preferred Stock or Airgas or any Person which is an Affiliate of any holder of Series A Preferred Stock or Airgas.

                 5.11.6 In the event that the proposed sale of shares of Series A Preferred Stock and Common Stock contemplated by this Section 5.11 shall be in the form of (1) a consolidation or merger of NWS with or into another entity or the sale of all or substantially all of the assets of NWS to another Person, or (2) a reorganization or a recapitalization of NWS, or (3) any other business reorganization or combination similar in effect to any of the foregoing and requiring a vote of the shareholders of NWS (any of the foregoing being called a "Corporate Event"), Airgas hereby agrees to vote its shares of Common Stock with respect to such Corporate Event in the same manner as are voted the shares of Series A Preferred Stock by the holders of a majority of such shares of Series A Preferred Stock, or their representative. In furtherance of (but not by way of limitation of) the foregoing voting agreement, Airgas will, at the Closing, execute and deliver to the holders of a majority of the Series A Preferred Stock, or their representative, an irrevocable proxy in the form of Exhibit 5.11 hereto.
Airgas acknowledges and agrees that it shall be a Default under the Amended Articles if Airgas shall fail to execute and deliver to the holders of a majority of the Series A Preferred Stock, or their representative, a new irrevocable proxy in the form of Exhibit 5.11 hereto within one hundred twenty
(120) days after the request therefor is made by any holder of Series A Preferred Stock after July 1, 1999. The Turner Shareholders covenant and agree not to exercise any irrevocable proxy provided by Airgas pursuant to this
Section 5.11 prior to the occurrence of a Default or other than in respect of a Corporate Event.

                 5.11.7 The parties acknowledge that any sale contemplated by this Section 5.11 shall be subject to the First Refusal Agreement to the extent the First Refusal Agreement remains in effect on the date of such sale.

                 5.11.8 The obligations of Airgas under this Section 5.11 shall be binding upon any Person who shall acquire the Common Stock held by Airgas including, without limitation, any successor by way of merger or consolidation or any Affiliate of Airgas.

         5.12 Form of Escrow. The parties agree that, for purposes of the escrow arrangements contemplated in Subsections 7(b) and 7(c) of the Article II of the Amended Articles, the form of Escrow Agreement attached hereto as
Exhibit 5.12 contains escrow terms that are mutually acceptable, subject to any additions or modifications that may be required by, or necessitated by the requirements of , the escrow agent. The parties further agree that any bank or trust company of nationally recognized stature which does not have any significant account relationships with the Turners, NWS, Airgas or any successor to Airgas (including any successor in the Change of Control contemplated by said Subsections) will be a mutually satisfactory escrow agent. NWS hereby agrees that, in each case without the prior written consent of the holders of a majority of the Series A Preferred Stock, it will not execute any draw requests under such Escrow Agreement and will not amend, modify, assign or waive any rights or obligations under such Escrow Agreement.

         5.13    Events of Non-Compliance and Default.

                          (a)     Airgas hereby stipulates and agrees that
either of the following, unless waived in writing by a Majority in Interest of Turner Shareholders shall constitute an Event of Non-Compliance (as defined in the Amended Articles) and, upon the occurrence of such an Event of Non-Compliance, any holder of Series A Preferred Stock may give written notice thereof to NWS with a copy to Airgas and, provided such notice shall have been given, the holders of the Series A Preferred Stock shall be entitled to elect a fourth director as more fully provided in Section 3(b) of Article II of the Amended Articles:

                                  (i) Airgas shall fail to pay any
indemnification obligation that it is required to pay under Article 10 hereof and such failure shall continue unremedied for a period of sixty (60) days after the due date therefor; and

                                  (ii) Airgas shall fail to deliver to the
Turner Shareholders, or their representative, a duly executed new irrevocable proxy in the form attached hereto as Exhibit 5.11 within sixty (60) days after the request therefor is made by any of the Turner Shareholders after July 1, 1999.

                          (b)     Airgas hereby stipulates and agrees that any
of the following, unless waived in writing by a Majority in Interest of Turner Shareholders, shall constitute a Default (as defined in the Amended Articles) and shall entitle the Turner Shareholders to exercise any and all remedies available to the holders of Series A Preferred Stock in respect of a Default as provided in Article II of the Amended Articles:

                                  (i)  Airgas shall fail to pay any
indemnification obligation that it is required to pay under Article 10 hereof and such failure shall continue unremedied for a period of one hundred twenty
(120) days after the due date therefor; and

                                  (ii)  Airgas shall fail to deliver to a
Majority in Interest of Turner Shareholders, or their representative, a duly executed new irrevocable proxy in the form attached as Exhibit 5.11 hereto within one hundred twenty (120) days after request therefor is made in writing by any of the Turner Shareholders after July 1, 1999; and

         5.14 Change of Control Notice. Airgas shall promptly provide to the Turner Shareholders a Change of Control Notice (as defined in Section 7 of
Article II of the Amended Articles.

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS
           REGARDING TRANSFERS OF COMMON AND SERIES A PREFERRED STOCK

         6.1     Restrictions on Disposition of Common Stock and Series A
Preferred Stock.   Subject to Article 9 hereof and to the Amended Articles,
Airgas and the Turner Shareholders hereby agree that, during the Term, they will not transfer, encumber, pledge or otherwise dispose of, or cause or permit the transfer, encumbrance, pledge or disposition of (each of the foregoing "Transfer"), any Common Stock or Series A Preferred Stock held by them, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in this Article 6. Any Transfer in violation of the terms of this
Article 6 shall be null and void and shall not operate to transfer any right, title, or interest in any Common Stock or Series A Preferred Stock to the purported transferee. NWS shall not cause or permit the Transfer of any certificate representing any Common Shares or Voting Preferred Shares to be made on its books unless the Transfer is permitted by this Article 6 and has been made in accordance with its terms. After the expiration of the Term, shares of Common Stock and shares of Series A Preferred Stock may be transferred without reference to the restrictions set forth in this Article 6; provided that if and to the extent the First Refusal Agreement is still in effect after the expiration of the Term, no such Transfer shall be made if such Transfer would violate the First Refusal Agreement, or would result in a Change in Control as defined in the First Refusal Agreement, and any transferee shall agree to be bound by the First Refusal Agreement as provided therein.

         6.2     Transfers of Common Stock.   Except as contemplated by Article
9 hereof or the Amended Articles and except for Transfers by Non-Family Shareholders, shares of Common Stock may not be Transferred during the Term except to an Affiliate of Airgas and such Affiliate, as a condition to such Transfer, must agree to be bound by this Agreement and sign a counterpart hereof. No such Transfer shall operate as a release of Airgas from any of its obligations under this Agreement. Furthermore, no such Transfer shall be made in violation of Airgas' obligations under the First Refusal Agreement, and any such Affiliate shall agree to be bound by the First Refusal Agreement as provided therein if the First Refusal Agreement is still in effect on the date of such Transfer.

         6.3 Transfers of Series A Preferred Stock. Except as contemplated by Article 9 hereof or the Amended Articles, during the Term, no shares of Series A Preferred Stock may be Transferred by any Turner Shareholder except as provided in subsections 6.3.1 and 6.3.2 below.

                 6.3.1 Transfers to Immediate Family. Each of the Turners shall have the right to Transfer Series A Preferred Stock to one or more members of his or her Immediate Family by gift, sale or other inter vivos Transfer; provided that the Series A Preferred Shares shall be subject to the terms and conditions of this Agreement and such transferee shall be a party to and legally bound as a Turner Shareholder under this Agreement and shall sign a counterpart hereof; and provided further that such transferee agrees to be bound by the First Refusal Agreement as provided therein if the First Refusal Agreement is still in effect on the date of such Transfer.

                 6.3.2 Transfers Upon Death of a Turner Shareholder. Upon the death of a Turner Shareholder, the Series A Preferred Shares owned by the deceased Turner Shareholder at the time of his or her death may be Transferred by testamentary or intestate disposition only to one or more members of the deceased Turner Shareholder's Immediate Family, but the Series A Preferred Shares Transferred to the transferee or his or her legal representative or guardian shall be subject to the terms and conditions of this Agreement and the First Refusal Agreement and the transferee or his legal guardian shall be legally bound as a Turner Shareholder under this Agreement and as a "Shareholder" under the First Refusal Agreement.

         6.4 Transfers to NWS. Preferred Stock may be redeemed by NWS or exchanged for shares of Airgas Common Stock or other Exchange Consideration, all in accordance with the terms of the Amended Articles.

         6.5 Stock Legend. All certificates evidencing shares of Common Stock and shares of Series A Preferred Stock shall bear a legend on the face thereof in substantially the following form:

                 "The shares of stock represented by this certificate are subject to and transferable only in accordance with the terms of an Agreement dated June 28, 1996 by and among the Company and certain of its shareholders (which Agreement is on file with the Company) and upon proof of compliance therewith."


                                   ARTICLE 7

                         REPRESENTATIONS AND WARRANTIES

         7.1 Representations and Warranties of Turner Shareholders and the Turners. The Turner Shareholders represent and warrant severally with respect to subsection 7.1.5, and the Turners represent and warrant jointly and severally with respect to the other representations and warranties contained in this Section 7.1, as of the date hereof, that:

                 7.1.1 Organization and Good Standing. NWS is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, has full corporate power and authority to conduct its business as such business is now being conducted, and is qualified to do business in all other states where the nature of its business requires qualification, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect.

                 7.1.2 Capitalization. NWS' authorized capital stock (prior to the filing of the Amended Articles) consists solely of 12,500,000 shares of voting common stock, $.10 par value per share, of which, after giving effect to the merger of National Leasing into NWS as contemplated in Section 3.9 hereof, 5,943,266.5 shares shall be issued and outstanding and no shares shall be treasury stock. To the best knowledge of the Turner Shareholders, the record and beneficial owners of all of the outstanding shares of NWS, and their shareholdings, are correctly set forth in Section 7.1.2 of the Disclosure Schedule. All of NWS' issued shares have been validly issued and are fully paid and non-assessable. Except for the outstanding shares described above and except as set forth in Section 7.1.2 of the Disclosure Schedule, to the best knowledge of the Turner Shareholders, no Person has, or has any right or interest in or claim to, any equity securities of NWS. Except as set forth in Section 7.1.2 of the Disclosure Schedule, NWS has not issued or agreed to issue any options, warrants, agreements, subscriptions or other rights of any kind obligating NWS to issue any equity securities or any securities or debt obligations convertible into or exchangeable for any equity securities of NWS. To the best knowledge of the Turner Shareholders, except as described in Section 7.1.2 of the Disclosure Schedule, there is no agreement restricting the transfer or voting of shares of NWS.

                 7.1.3    Subsidiaries and Investments.  Except as disclosed in
Section 7.1.3 of the Disclosure Schedule, NWS does not own or control, directly or indirectly, any stock or other securities of any corporation, association or business organization. Except as disclosed in Section 7.1.3 of the Disclosure Schedule and except for investments in Airgas Common Stock, none of the Turner Shareholders owns or has any equity interest in any Person which engages in any business, nor do any of the Turner Shareholders directly or indirectly engage in any business, which is competitive with the business of NWS.

                 7.1.4 No Consents; Validity. To the best knowledge of the Turner Shareholders, except as disclosed in Section 7.1.4 of the Disclosure Schedule, the execution and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of or constitute a default or accelerate maturities under any loan or any other similar agreement, instrument, indenture, mortgage, deed of trust, right of first refusal, or other agreement to which any of the Turner Shareholders or NWS is a party or by which any of them or their properties is bound. The Turner Shareholders have obtained all consents, registrations, approvals, permits and authorizations required to be obtained by the Turner Shareholders or NWS from any governmental or regulatory authorities of any state in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the failure to obtain any or all of which would have a Material Adverse Effect, or would void, restrain, prevent or delay this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Turner Shareholders and is the legal, valid and binding obligation of the Turner Shareholders enforceable against each of them in accordance with its terms.

                 7.1.5 Title to Shares of NWS. Each Turner Shareholder represents and warrants severally that except as set forth in Section 7.1.5 of the Disclosure Schedule, such Turner Shareholder has valid title to its, his or her Turner Shares and to his or her Remaining Turner Shares, free and clear of all claims, liens, charges, pledges, encumbrances and equities whatsoever, has complete and unrestricted right, power and authority to enter into and execute this Agreement and to sell, transfer and deliver its, his or her Turner Shares, and, upon delivery of the certificates therefor, will transfer to Airgas valid title thereto, free and clear of all claims, liens, charges, pledges, encumbrances and equities whatsoever.

                 7.1.6 Corporate Records of NWS. Attached to the Disclosure Schedule are true, complete and correct copies of NWS' Articles of Incorporation, and all amendments thereto effected prior to the date hereof, and NWS' bylaws, as amended to the date hereof. To the best knowledge of the Turner Shareholders, NWS' minute books contain records of all meetings, which records are complete in all material respects, and accurately reflect corporate actions of its stockholders and Board of Directors passed upon by them. To the best knowledge of the Turner Shareholders, the stock certificate book and stock ledger of NWS are complete and correct.

                 7.1.7 Personal Property. To the best knowledge of the Turner Shareholders, NWS has good title to or a valid leasehold interest in all material machinery, equipment, vehicles, furniture, fixtures, cylinders, tanks, and other tangible personal property owned or used by NWS in its business, free and clear of all liens, leases or encumbrances whatsoever, subject only to such security interests, leases or other encumbrances as are described in Section
7.1.7 of the Disclosure Schedule and subject to Permitted Encumbrances. To the best knowledge of the Turner Shareholders, such personal property is in the possession of NWS or its bailees, agents or customers and, if in the possession of customers, is held pursuant to binding agreements obligating the customer to return or reimburse NWS for such property.

                 7.1.8 Real Property. All real property (the "Real Property") currently owned by or leased to NWS is listed in Section 7.1.8(A) of the Disclosure Schedule. To the best knowledge of the Turner Shareholders, all real property previously owned by or leased to NWS during the ten (10) year period immediately preceding the Closing is listed in Section 7.1.8(B) of the Disclosure Schedule. To the best knowledge of the Turner Shareholders, the present use of each parcel of Real Property is in compliance with all applicable zoning ordinances (or variances therefrom) and other governmental regulations, and there does not exist any notice of any uncorrected violation of housing, building, safety or fire ordinances, except for any noncompliance
that is not reasonably likely to have a Material Adverse Effect.   With respect
to all Real Property owned by NWS, other than Permitted Encumbrances and as described in Section 7.1.8(C) of the Disclosure Schedule, such property is owned free and clear of all liens, leases or encumbrances which are reasonably likely to have a Material Adverse Effect. All leases for Real Property are listed in Section 7.1.10 of the Disclosure Schedule. Except as set forth in
Section 7.1.8(D) of the Disclosure Schedule: (i) to the best knowledge of the Turner Shareholders, neither the Turner Shareholders nor any previous lessee of any part of the Real Property or any third parties, have installed asbestos in any buildings, structures or appurtenances at the Real Property; (ii) during the period of NWS' ownership or occupancy of the Real Property or the Previous Locations, as the case may be, to the best knowledge of the Turner Shareholders and except to the extent any of the following are not reasonably likely to have a Material Adverse Effect: (A) the Real Property has not been used and the Previous Locations were not used for the disposal of any Hazardous Substances or Wastes at the Real Property or the Previous Locations; (B) there has not been transported to or from the Real Property or the Previous Locations any Hazardous Substances or Wastes to a location about which NWS has received a written notice of potential liability for environmental conditions at such location; (C) there has been no Contamination at the Real Property or the Previous Locations which has not been remediated; and (D) there has been no use of the Real Property or the Previous Locations that will, under any federal, state or local law or regulation, require any closure or cessation of the use of the Real Property; (iii) to the best knowledge of the Turner Shareholders, neither the Turner Shareholders nor NWS have been notified in writing by any governmental agency or individual in any currently pending or threatened action, litigation, proceeding or investigation that they are a responsible party or potentially responsible party for any liability for disposal or release of any Hazardous Substances or Wastes; (iv) to the best knowledge of the Turner Shareholders, no lien or superlien has been recorded against the Real Property for any material liability in connection with any environmental contamination; and (v) to the best knowledge of the Turner Shareholders, the Real Property and NWS are in compliance with all Environmental Laws, except to the extent any noncompliance is not reasonably likely to have a Material Adverse Effect. For the purposes of this Agreement:
(i) the term "Contamination" shall mean the uncontained or illegal presence of Hazardous Substances at the Real Property or the Previous Locations, at levels which require remediation under any applicable Environmental Law, provided, however, that Contamination does not include any Hazardous Substances at naturally occurring levels; (ii) the term "Hazardous Substances" shall mean any radioactive materials, asbestos, ureaformaldehyde, hazardous wastes, toxic substances, petroleum related substances, or any other substance designated as a "hazardous substance," "pollutant" or "contaminant" in the Environmental Laws; and (iii)"Wastes" shall mean any hazardous or toxic wastes as those terms are defined in the Environmental Laws.

                 7.1.9 Insurance Policies. To the best knowledge of the Turner Shareholders, all policies of insurance listed in Section 7.1.9 of the Disclosure Schedule are in full force and effect with premiums paid for the policy periods indicated. To the best knowledge of the Turner Shareholders, the insurance coverage represented by such policies is in compliance in all material respects with all leases, contracts and other obligations and arrangements of

NWS. To the best knowledge of the Turner Shareholders, no claim in excess of $25,000 has been made on any such policies except as noted in Section 7.1.9 of the Disclosure Schedule.

                 7.1.10 Leases, Contracts, Etc. To the best knowledge of the Turner Shareholders, Section 7.1.10 of the Disclosure Schedule sets forth a complete list of (i) all leases for real property, mortgages, notes, loan agreements, pipeline contracts, and contracts of any kind where the expected amount of the consideration expected to be paid or received exceeds $750,000; and (ii) all bulk contracts where the expected amount of the consideration expected to be paid or received exceeds $150,000, of NWS or of any of the Turner Shareholders pertaining to NWS (the "Scheduled Contracts"). Complete copies of all the Scheduled Contracts have been made available to Airgas. To the best knowledge of the Turner Shareholders, each of the Scheduled Contracts is in full force and effect and is valid and enforceable in accordance with its terms. To the best knowledge of the Turner Shareholders, no party is in default under any of the Scheduled Contracts nor has any event occurred which, after the giving of notice or the passage of time, or both, would constitute a default thereunder.

                 7.1.11 Patents, Etc. To the best knowledge of the Turner Shareholders, NWS has no patents, trademarks, trade names, copyrights, or applications therefor, nor any licenses, assignments or agreements with others relating thereto, except as set forth in Section 7.1.11 of the Disclosure Schedule. To the best knowledge of the Turner Shareholders, NWS is not infringing on a patent, trademark, trade name or copyright in the conduct of the Businesses as such Businesses are currently being conducted. To the best knowledge of the Turner Shareholders, NWS has the full right to use its corporate name and all trade names in all places where it now does business.

                 7.1.12 Labor Contracts, Employment Contracts and Employee Benefit Plans. To the best knowledge of the Turner Shareholders, Section
7.1.12 of the Disclosure Schedule lists all bonus, pension, profit sharing, retirement income, stock purchase, stock option, hospitalization insurance and similar agreements, plans and practices, formal and informal, covering any of the employees of NWS, or under which NWS has any present or future obligation or liability or under which any current or former employee of NWS has any present or future rights or benefits ("Employee Plans"). With respect to each Employee Plan provided by NWS which is an Employee Pension Benefit Plan, as defined in Section 3.2 of ERISA which is intended to be qualified within the meaning of Section 401(a) of the Code ("Pension Plan"), a copy of the latest available summary plan description, determination letter, and Form 5500 for the most recent year have been delivered to Airgas. To the best knowledge of the Turner Shareholders, each Pension Plan has been determined by the Internal Revenue Service to be qualified. To the best knowledge of the Turner Shareholders, except as disclosed in Section 7.1.12 of the Disclosure Schedule, each Employee Plan has been operated and administered in accordance with the requirements of ERISA and the Code. To the best knowledge of the Turner Shareholders, no Employee Plan provided by NWS nor any trustee or administrator thereof has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or in Section 4975 of the Code) which would subject such Employee Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Employee Plan to the liability set forth in Section 409(a) of ERISA or to the tax or penalty on prohibited transactions imposed by
Section 502 of ERISA or Section 4975 of the Code. To the best knowledge of the Turner Shareholders, NWS is not and has never been a party to a Multi-Employer Plan and NWS has no current or due "withdrawal liability" with respect to any such Multi-Employer Plan. Except as disclosed in Section 7.1.12 of the

Disclosure Schedule, NWS is not a party to any collective bargaining agreement or other labor union or similar agreement. To the best knowledge of the Turner Shareholders, NWS is not the subject of or threatened by any strike or other labor disturbance by any group of employees, and no attempt or plan to organize NWS' employees is threatened or contemplated. To the best knowledge of the Turner Shareholders, except as disclosed in Section 7.1.12 of the Disclosure Schedule, there are no pending claims against NWS under workmen's compensation, occupational safety and health, ERISA or similar laws and regulations.

                 7.1.13 Litigation. Except as set forth in Section 7.1.13 of the Disclosure Schedule and except for the matters addressed in Section 7.1.8,
(i) there is no litigation pending or, to the best knowledge of the Turner Shareholders, threatened against NWS or NWS' properties that is reasonably likely to have a Material Adverse Effect; (ii) to the best knowledge of the Turner Shareholders, there is no governmental investigation pending or threatened against NWS or NWS' properties that is reasonably likely to have a Material Adverse Effect; and (iii) NWS is not a party to or subject to the provisions of any decree or judgment of any court or governmental agency. To the best knowledge of the Turner Shareholders, no complaints or charges of unlawful conduct have been made within the immediately preceding five (5) years against NWS or any employees or officers of NWS arising out of the Business.

                 7.1.14 Franchises, Permits and Licenses. To the best knowledge of the Turner Shareholders, NWS has all material franchises, permits, licenses, approvals and other authorizations from federal, state and local governmental authorities required to be held by NWS in connection with NWS' business as presently conducted.

                 7.1.15 Customers and Suppliers. None of NWS' customers accounted for more than 5% of NWS' revenues during such period or during the 12-month period ended September 30, 1995. To the best knowledge of the Turner Shareholders, no material customer or supplier of NWS has indicated in writing to NWS that such customer or supplier, as the case may be, intends to terminate or modify in any material respect its relationship with NWS, and the Turner Shareholders agree to promptly notify Airgas of any material change in any such relationship occurring prior to the Closing Date of which the Turner Shareholders become aware. To the best knowledge of the Turner Shareholders, NWS has not engaged in any forward selling or granted any usual sales or terms of sale to any customer. To the best knowledge of the Turner Shareholders, there are no customer prepayments or deposits, except to the extent disclosed in the Financial Statements or incurred in the ordinary course of business since the date of the Financial Statements.

                 7.1.16 Taxes. NWS made a valid election to be treated as an S corporation as defined in Section 1361 of the Code commencing September 25, 1988 and, as of June 1, 1996, such election had not been terminated or revoked and remained in effect on June 1, 1996. To the best knowledge of the Turner Shareholders, NWS and the Turner Shareholders have filed all federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns required to be filed by them on or before the date hereof and have prepared and filed all such tax returns in accordance with applicable law in all material respects. Except to the extent contested in good faith, NWS has paid in full, or established an adequate reserve for, all taxes, interest, penalties, assessments or deficiencies ("Tax" or "Taxes") required under applicable law to be paid by NWS on or prior to the date hereof, subject to any extension granted or available for the payment of any tax, interest, penalty, assessment or deficiency, where the failure to pay or reserve is reasonably likely to have a Material Adverse Effect. To the best knowledge of the Turner Shareholders, all such returns are true and correct in all material respects. To the best knowledge of the Turner Shareholders, all monies required to be withheld by NWS for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon its books. NWS has not received any written notice that any material deficiencies for Taxes have been claimed or assessed against NWS within the last ten (10) years, and, except as described in Section 7.1.16 of the Disclosure Schedule, to the best knowledge of the Turner Shareholders, no federal, state or local return for Taxes has been audited or examined by any taxing or other governmental authority within the last ten (10) years. To the best knowledge of the Turner Shareholders, there is no audit, investigation, claim or assessment pending or threatened against NWS for any alleged deficiency in any Tax. To the best knowledge of the Turner Shareholders, there are no waivers or extensions of statutory periods of limitation in effect with respect to any Taxes of NWS.

                 7.1.17 Employees. Section 7.1.17 of the Disclosure Schedule is a list of the names of NWS' present directors, officers and all employees with aggregate cash compensation from NWS during calendar year 1995 in excess of $50,000. The Turner Shareholders have made available to Airgas the records of NWS relating to current compensation of the employees of NWS. Except in the ordinary course of business and as described in Section 7.1.17 of the Disclosure Schedule, since January 1, 1996, NWS has not granted or committed to grant any increase in the salary, bonus or other compensation payable to any of the employees of NWS. Except as described in Section 7.1.17 of the Disclosure Schedule, there are no written employment contracts with any of the employees that require NWS to employ an employee for a fixed term or restrict the right of NWS to terminate such employee.

                 7.1.18 Financial Information. Attached hereto as Schedule 7.1.18, are NWS' balance sheets and income statements for the fiscal years ending September 30, 1994 and 1995 (the "Financial Statements") and interim statements for the period ending March 25, 1996 (the "Interim Statements").
The Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of NWS as of the dates indicated and the results of its operations for the periods specified. To the best knowledge of the Turner Shareholders and subject to normal, year-end adjustments, the Interim Statements have been prepared in accordance with GAAP and present fairly the financial position of NWS as of March 25, 1996 and the results of its operations for the six month period ending March 25, 1996.

                 7.1.19 Absence of Certain Changes. Since September 30, 1995 and except as set forth in Section 7.1.19 of the Disclosure Schedule,

                          1.   there has been no material adverse change in
the Businesses,

                          2.   to the best knowledge of the Turner
Shareholders, there have been no material transactions entered into by NWS, other than those in the ordinary course of business, and

                          3.   there has been no dividend or distribution of
any kind declared, paid or made by NWS on any class of its capital stock.

                 7.1.20   Compliance with Laws.  Other than matters covered by
Section 7.1.8 hereof, to the best knowledge of the Turner Shareholders, the Businesses are in compliance with all laws, licenses and orders applicable to the Businesses, except where the failure to be in such compliance is not reasonably likely have a Material Adverse Effect. To the best knowledge of the Turner Shareholders, NWS has not received written notice of any violation of any such law, ordinance or governmental regulation, which violation is uncorrected as of the date hereof.

                 7.1.21 Disclosure. To the best knowledge of the Turner Shareholders, no representation or warranty by the Turner Shareholders herein contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein not misleading.

                 7.1.22 Knowledge. Whenever a representation or warranty made by the Turner Shareholders herein refers to the knowledge of the Turner Shareholders, such knowledge shall be deemed to consist only of the actual knowledge of any one or more of the Turner Shareholders or any one or more of the Senior Management.

                 7.1.23 Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement or any of the Disclosure Schedule, any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule. Certain information set forth in Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Turner Shareholders in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         7.2 Representations and Warranties of Airgas. Airgas represents and warrants, as of the date hereof, that:

                 7.2.1 Organization. Airgas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as such business is now being conducted and is qualified to do business in all other states where the nature of its business requires qualification, except where the failure to be so qualified would not have a material adverse effect on the business of Airgas and its subsidiaries, taken as a whole.

                 7.2.2 Capitalization. As of June 1, 1996, Airgas' authorized capital stock consisted solely of 200,000,000 shares of voting Common Stock, $.01 par value per share, of which 64,298,000 shares were issued and outstanding and 2,355,000 shares were held as Treasury Stock.

                 7.2.3 No Consents. Airgas has the full right and power to perform its obligations under this Agreement and each of the Airgas Transaction Documents; and to the best knowledge of Airgas, the execution and performance of this Agreement and each of the Airgas Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the breach of or constitute a default or accelerate maturities under any loan or any other similar agreement, instrument, indenture, mortgage, deed of trust, right of first refusal, or other agreement to which Airgas is a party or by which it or its properties is bound. To the best knowledge of Airgas, Airgas has obtained all consents, registrations, approvals, permits and authorizations required to be obtained by Airgas from any governmental or regulatory authorities of any state in connection with the execution and delivery of this Agreement and each of the Airgas Transaction Documents and the consummation of the transactions contemplated hereby and thereby, the failure to obtain any or all of which would have a material adverse affect on the business or the financial condition or results of operations of Airgas, or would void, restrain, prevent or delay this Agreement and the transactions contemplated hereby.

                 7.2.4 Exchange Shares. The Exchange Shares have been duly authorized and, when issued and delivered by Airgas will be validly issued and fully paid and non-assessable. There is no contract, provision in the Certificate of Incorporation or Bylaws of Airgas, or other restriction of any kind (other than provisions of federal and state securities laws applicable generally to all issuers of securities), which may reasonably be expected to prevent or impair the ability of Airgas to register the Exchange Shares in accordance with the Registration Rights Agreement.

                 7.2.5 Validity of Agreement. This Agreement and each of the Airgas Transaction Documents has been duly authorized by Airgas. This Agreement has been duly executed and delivered by Airgas and is the legal, valid and binding obligation of Airgas enforceable against it in accordance with its terms. Upon execution and delivery of the Airgas Transaction Documents at the Closing, each of the Airgas Transaction Documents will have been duly executed and delivered by Airgas and will be the legal, valid and binding obligation of Airgas enforceable against it in accordance with its terms.

                 7.2.6 Corporate Records of Airgas Companies. Attached to the Disclosure Schedule are true, complete and correct copies of the Certificate of Incorporation of Airgas, and all amendments thereto effected prior to the date hereof, and the bylaws of Airgas, as amended to the date hereof. To the best knowledge of Airgas, Airgas' minute books contain records of all meetings, which records are complete in all material respects, and accurately reflect corporate actions of its stockholders and Board of Directors passed upon by them.

                 7.2.7    SEC Filings.

                          (a)     Airgas has furnished to the Turner
Shareholders its (i) Annual Report on Form 10-K for the fiscal years ended March 31, 1996, and March 31, 1995, and (ii) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995, September 30,

1995 and December 31, 1995 (collectively, the "SEC Reports"). As of their respective dates, such SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                          (b)     The accountants who certified the financial
statements and supporting schedules included in the SEC Reports are independent public accountants as required by the Securities Act and the regulations issued thereunder.

                          (c)     The financial statements included in the SEC
Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared from and are in accordance with the books and records of Airgas and present fairly the financial position of Airgas and its consolidated subsidiaries as at the dates indicated and the results of their operations for the periods specified; except as otherwise stated in the SEC Reports, said financial statements have been prepared in conformity with GAAP; and the supporting schedules included in the SEC Reports present fairly in all material respects the information required to be stated therein.

                          (d)     Since the respective dates as of which
information is given in the Annual Report on Form 10-K for the year ended March 31, 1996, except as otherwise stated therein, (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of Airgas and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of





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


business, (ii) there have been no transactions entered into by Airgas or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to Airgas and its subsidiaries considered as one enterprise, and (iii) there has been no dividend or distribution of any kind declared, paid or made by Airgas on any class of its capital stock.

                 7.2.8 Taxes. To the best knowledge of Airgas, the Airgas Consolidated Group has filed all federal, state, county and local income, excise, withholding, property, sales, use and franchise tax returns required to be filed by any member of the Airgas Consolidated Group on or before the date hereof and has prepared and filed all such tax returns in accordance with applicable law in all material respects. Except to the extent contested in good faith, the Airgas Consolidated Group has paid in full, or accrued, all Taxes required under applicable law to be paid by any member of the Airgas Consolidated Group on or prior to the date hereof, subject to any extension granted or available for the payment of any Tax where the failure to pay or accrue is reasonably likely to have a material adverse effect on Airgas and its Affiliates, taken as a single enterprise. To the best knowledge of Airgas, all such returns are true and correct in all material respects. To the best knowledge of Airgas, all monies required to be withheld by any member of the Airgas Consolidated Group for income taxes, social security and federal payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose or accrued, and entered upon its books. To the best knowledge of Airgas, no member of the Airgas Consolidated Group has received any written notice that any material deficiencies for Taxes have been claimed or assessed. To the best knowledge of Airgas, there are no waivers or extensions of any statutory periods of limitation in effect with respect to any Taxes of any member of the Airgas Consolidated Group that are material to the Airgas Consolidated Group.

                 7.2.9 Litigation. There is no litigation pending, or to the best knowledge of Airgas threatened, against Airgas or the properties of Airgas that is reasonably likely to have a material adverse effect on Airgas and its subsidiaries considered as one enterprise. To the best knowledge of Airgas, there is no governmental investigation pending or threatened against Airgas or the properties of Airgas that is reasonably likely to have a material adverse effect on Airgas and its subsidiaries considered as one enterprise.

                 7.2.10 Acquisition of Stock for Investment. Airgas is acquiring the Turner Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Turner Shares. Airgas agrees that the Turner Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act of 1933, as amended and or any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws.

                 7.2.11 Financing. Airgas has sufficient funds available to it to purchase the Turner Shares pursuant to this Agreement and otherwise satisfy all of its obligations under this Agreement.

                 7.2.12 Disclosure. To the best knowledge of Airgas, no representation or warranty by Airgas herein contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein not misleading.

                 7.2.13 Knowledge. Whenever a representation or warranty made by Airgas herein refers to the knowledge of Airgas, such knowledge shall be deemed to consist only of the actual knowledge of any one or more of the Airgas Management.

         7.3 Airgas' Investigation and Disclaimer of Other Representations and Warranties. Airgas has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to this Agreement and the transactions contemplated hereby and Airgas acknowledges that the Turner Shareholders and NWS have allowed Airgas such access as has been requested by Airgas to the personnel, properties, premises and records of NWS for this purpose. Airgas acknowledges and agrees that (i) the Turner Shareholders do not make, and have not made, any representations or warranties relating to NWS, the Turner Shareholders, the Businesses or otherwise in connection with the transactions contemplated hereby other than those representations and warranties expressly set forth in Section 7.1 of this Agreement; (ii) no Person has been authorized by the Turner Shareholders, NWS to make any representation or warranty relating to NWS, the Turner Shareholders or the Businesses or otherwise in connection with the transactions contemplated hereby for or on behalf of the Turner Shareholders and, if made, such representation or warranty may not be relied upon by Airgas as having been authorized by the Turner Shareholders or NWS; and (iii) notwithstanding any provision in this Agreement to the contrary, the Turner Shareholders make no representations or warranties whatsoever regarding the First Refusal Agreement.

         7.4 Turner Shareholders' Investigation and Disclaimer of Other Representations and Warranties. The Turner Shareholders have undertaken such investigation as they have deemed necessary to enable them to make an informed and intelligent decision with respect to this Agreement and the transactions contemplated hereby and the Turner Shareholders acknowledge that Airgas has allowed the Turner Shareholders such access as has been requested by the Turner Shareholders to the personnel, properties, premises and records of Airgas for this purpose. The Turner Shareholders acknowledge and agree that (i) Airgas





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


does not make, and has not made, any representations or warranties relating to Airgas, its businesses, or otherwise in connection with the transactions contemplated hereby other than those representations and warranties expressly set forth in Section 7.2 of this Agreement; and (ii) no Person has been authorized by Airgas to make any representation or warranty relating to Airgas, its businesses or otherwise in connection with the transactions contemplated hereby for or on behalf of Airgas and, if made, such representation or warranty may not be relied upon by the Turner Shareholders as having been authorized by Airgas.

         7.5 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of one (1) year, except for the representations and warranties of the Turner Shareholders in Section 7.1.5
hereof which shall survive for the applicable statute of limitations.   The
foregoing notwithstanding, nothing contained in this Section 7.5 shall be deemed to affect the continuing obligations of the parties hereunder, including, without limiting the generality of the foregoing, the provisions of
Article 10 hereof relating to each party's indemnification of the other for indemnification claims brought before the expiration of the survival periods described above.

                                   ARTICLE 8

                         REDEMPTION AND EXCHANGE RIGHTS

         8.1 Redemption. As more fully provided in the Amended Articles, at the written election of the holders of a majority of the outstanding shares of Series A Preferred Stock, NWS shall redeem all shares of Preferred Stock (such transaction is referred to herein as the "Redemption"; the right of the holders of the Series A Preferred Stock to cause the Redemption to occur is referred to herein as the "Redemption Right"; and the obligation of NWS to redeem all shares of Preferred Stock in connection with the Redemption is referred to as the "Redemption Obligation").

         8.2 Exchange for Airgas Stock. Under the terms of the Amended Articles, the holders of a majority of the Series A Preferred Stock shall have the right, to cause NWS and all holders of Preferred Stock to exchange each and every share of Preferred Stock outstanding for shares of Airgas Common Stock, as more fully provided in the Amended Articles (such transaction is referred to herein as the "Exchange"; the right of the holders of the Series A Preferred Stock to cause the Exchange to occur is referred to herein as the "Exchange Right"; and the obligation of NWS to deliver Airgas Common Stock to the holders of NWS Preferred Stock is referred to herein as the "Exchange Obligation").

                                   ARTICLE 9

                 EVENTS OF NON-COMPLIANCE AND EVENTS OF DEFAULT

         Reference is hereby made to the definitions of "Events of Non-Compliance", "Default" and "Change of Control" set forth in the Amended Articles. The occurrence of each of (i) an Event of Non-Compliance; (ii) a Default; or (iii) a Change of Control shall have the effects set forth in the Amended Articles. NWS shall promptly provide written notice to all record stockholders of NWS of each and any Event of Non-Compliance and of each and any Default. After the occurrence of a Default, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock shall be entitled to exercise the Redemption Right and/or the Exchange Right, as more fully provided in the Amended Articles. In such event, the exercise of the Redemption Right and/or the Exchange Right shall not be subject to the transfer restrictions contained in Article 6 hereof or the covenant contained in Section 5.1 hereof; and any such





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


Redemption and/or such Exchange shall be subject to the First Refusal Agreement to the extent the First Refusal Agreement shall not have expired or otherwise terminated.

                                   ARTICLE 10

                             INDEMNITY; ARBITRATION

                 10.1 Indemnification. The parties agree to indemnify each other as follows:

                          10.1.1       Turner Indemnification.  (a)
The Turners jointly and severally agree to indemnify and defend Airgas and its successors and permitted assigns, and to hold them harmless from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, and expenses (including reasonable attorneys' fees) of every kind and description (collectively, "Obligations") arising from any misrepresentation or breach of warranty hereunder by any of the Turner Shareholders, as to which notice has been given to the Turners within any applicable time period in Section 7.5 hereof;

                               (b)     The Turners agree to indemnify
and defend Airgas and its successors and permitted assigns, and to hold them harmless from and against any and all Obligations arising from any misrepresentation or breach of warranty by the Turner Transferees reflected in
Section 7.1.5 hereof as to which notice has been given to the Turners within the applicable time period in Section 7.5 hereof.

                               (c)     Each of the Turner Shareholders
agree to indemnify and defend Airgas and its successors and permitted assigns, and to hold them harmless from and against any and all Obligations arising from any nonfulfillment by such Turner Shareholder of any of the obligations of such Turner Shareholder under this Agreement.

                               (d)     The Turners jointly and
severally agree to indemnify and defend Airgas and its successors and permitted assigns, and to hold them harmless from and against:

                               (1)     any Remedial Action Costs
required by Environmental Law to correct a violation of Environmental Law (A) required to be corrected under Environmental Law, (B) related directly to any Identified Environmental Matter and (C) arising on or prior to the Closing Date; and

                               (2)     any and all damages, claims,
deficiencies, losses, liabilities, obligations and expenses other than and expressly excluding attorneys' fees and costs and costs associated with Airgas or NWS management or employee time (collectively, "Environmental Obligations") arising from any claim or demand by any governmental agency or third party (not including any Airgas representative, employee or agent or any Affiliate of Airgas) arising from a violation of Environmental Law or the presence of Hazardous Substances in the soil, surface water or groundwater (A) related directly to any Identified Environmental Matter; and (B) arising on or prior to the Closing Date. The indemnity obligations of the Turners under this paragraph (d) shall survive until the tenth (10th) anniversary of the Closing Date. With respect to any environmental matter or condition, including any violation of Environmental Law, existing on the Closing Date, Airgas understands and agrees that its indemnity rights under this Section 10.1.1 are its sole and exclusive remedy against the Turner Shareholders or National Realty. Except as specifically provided in this Section 10.1.1, Airgas hereby waives and releases the Turner Shareholders and National Realty from all Environmental Obligations (including without limitation any claim or obligation for Remedial Action Costs) of any kind or nature whatsoever, known or unknown, suspected or unsuspected, whether arising now or in the future, to the extent any of the Environmental Obligations arise out of or relate to any environmental matter or condition, including any violation of Environmental Law, existing on the Closing Date.

                               (e) Airgas shall notify the Turner Shareholders
in writing within a reasonable period of any claim or liability asserted against Airgas which would give rise to an Indemnity Claim against the Turner Shareholders under this Section 10.1.1. For purposes of this Section 10.1.1, in determining whether any of the representations and warranties reflected in
Section 7.1 hereof (other than those reflected in Section 7.1.19 hereof) have been breached or are inaccurate, any reference in any such representation or warranty to the term "material" or "Material Adverse Effect" shall be construed
as though such qualification were omitted therefrom.   Notwithstanding anything
contained in this Agreement to the contrary, the Turner Shareholders shall have no liability under this Section 10.1.1, (i) with respect to any Obligation or Environmental Obligation unless such Obligation or Environmental Obligation, as the case may be, exceeds Twenty-five Thousand Dollars ($25,000) (the "Threshold Amount"); provided, however, that Obligations or Environmental Obligations arising out of a single or related state of facts, circumstances or events shall be aggregated for purposes of determining whether the Obligations or Environmental Obligations exceed the Threshold Amount; (ii) other than as a result of any breach of Section 7.1.5 hereof, unless and until the aggregate amount of all established claims for indemnification under this Section 10.1.1 exceeds Three Million Dollars ($3,000,000) (the "Basket"), in which case the Turner Shareholders shall be liable for indemnification under this Section
10.1.1 only to the extent such Obligations and Environmental Obligations, in the aggregate, exceed the amount of the Basket; provided, however, that, notwithstanding the Basket, the Turners shall be liable for established claims for indemnification under paragraph (d) of this Section 10.1.1 to the extent such established claims under such paragraph (d) exceed, in the aggregate, Two Million Dollars ($2,000,000); further provided, however, that to the extent the Turners provide indemnification under paragraph (d) of this
Section 10.1.1, the amount of such indemnification shall not apply against or otherwise reduce the Basket; and (iii) under no circumstances shall the Turner Shareholders have any indemnification obligations under this Section 10.1.1 in any aggregate amount in excess of Fifty Million Dollars ($50,000,000). In addition, the Turners shall have no liability under this Section with respect to Obligations or Environmental Obligations arising out of any breach of any representation or warranty of which Airgas had knowledge, as defined below, at the time of the Closing and no such Obligations or Environmental Obligations shall apply against or otherwise reduce the Basket. For purposes of this
Section 10.1.1, Airgas shall be deemed to have "knowledge" if, but only if, the Turners shall have proved by a preponderance of the evidence that any one or more of Airgas Management had actual knowledge of the untruth of such representation or warranty. In the determination of whether Airgas had such knowledge, each of the Airgas Management shall be deemed to have read this Agreement and the Schedules and Exhibits hereto.

                          10.1.2       General Airgas Indemnification.  Airgas
agrees to indemnify and defend the Turner Shareholders and their heirs, legal representatives and permitted assigns and to hold them harmless from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, and expenses (including reasonable attorneys' fees) of every kind and description arising from (a) any misrepresentation or breach of warranty hereunder by Airgas as to which notice has been given to Airgas within any applicable survival period in Section 7.5 hereof, or (b) any nonfulfillment of any obligations of Airgas' under this

Agreement; provided, however, that this general indemnity obligation shall not apply to those matters specifically addressed in Sections 10.1.3 and 10.1.4 hereof for which there is separate and additional indemnification from Airgas. The Turner Shareholders shall notify Airgas in writing within a reasonable period of any claim or liability asserted against the Turner Shareholders or any of them which would give rise to an Indemnity Claim by any of them against Airgas.

                          10.1.3       Special Indemnification. (a)  Airgas
hereby agrees to indemnify and hold harmless each First Refusal Indemnified Party (as defined in paragraph (c) below) from and against any First Refusal Claim (as defined in paragraph (c) below) in accordance with this Section 10.1.3; provided, however, that Airgas shall not indemnify or hold harmless any First Refusal Indemnified Party from, and Airgas shall have no responsibility or liability for, any loss, damage of every kind and nature (including punitive damages), or liability (other than legal and other out-of-pocket expenses otherwise payable pursuant to this Section 10.1.3), including any consequential or indirect loss, damage, or liability, to the extent that such loss, damage, or liability results from the granting or ordering of any specific performance or equitable relief not requiring the First Refusal Indemnified Party or Airgas to pay any amounts to the claimant with respect to the First Refusal Agreement or any settlement or compromise that results in any similar relief or action (other than the payment of monetary damages directly to a claimant).

                                       (i)     Procedure for Indemnification.
In case any judicial proceeding shall be instituted involving a First Refusal Claim against any First Refusal Indemnified Party in respect of which indemnity may be sought pursuant to this Section 10.1.3, such First Refusal Indemnified Party shall promptly notify Airgas in writing of the existence of such First Refusal Claim. Airgas shall assume and control the defense of such First Refusal Claim and shall retain counsel reasonably acceptable to the Turners to represent the First Refusal Indemnified Party (which counsel may also represent Airgas) and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any First Refusal Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such First Refusal Indemnified Party unless (i) Airgas and the First Refusal Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both Airgas and the First Refusal Indemnified Party and representation of both parties by the same counsel may be inappropriate due to actual or potential differing interests between them, in which cases the reasonable fees and expenses of such counsel shall be paid by Airgas. It is understood that Airgas shall not, in respect of the legal expenses of any First Refusal Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm for all First Refusal Indemnified Parties and that all such reasonable fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Turner Shareholders, such firm shall be designated in writing by a Majority in Interest of Turner Shareholders. In the case of any such separate firm for NWS, such firm shall be designated in writing by a majority of the directors of NWS (other than the directors who have been appointed or elected by the holders of Common Stock). In the case of any such separate firm for both the Turner Shareholders and NWS, such firm shall be designated in writing by a Majority in Interest of Turner Shareholders. Airgas shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, Airgas agrees to indemnify the First Refusal Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

                                       (ii)    In the event of any proceeding
described in Paragraph (i) hereinabove, each party shall provide such cooperation and access to its books, records, properties, and personnel as the other party shall reasonably request with respect to such matters and the parties hereto agree to render each other such assistance as may reasonably be required of each other in order to ensure the proper and adequate defense of any such proceeding. Airgas shall not make any settlement of any First Refusal Claim, other than a First Refusal Claim for monetary damages in which Airgas assumes fully responsibility of the claim and the First Refusal Indemnified Parties are unconditionally released from any liability to the claimant, without the written consent of the First Refusal Indemnified Party. No First Refusal Indemnified Party shall make or enter into any settlement of any First Refusal Claim for injunctive or other equitable relief, without the written consent of Airgas.

                               (b)     Subject to the limitations set
forth in subparagraph (a)(i), the indemnity provisions contained in Section
10.1.3 hereof shall remain operative and in full force and effect regardless of
(i) any termination of this Agreement and (ii) any investigation made by or on behalf of any First Refusal Indemnified Party. Any breach by Airgas of its indemnification obligations pursuant to Section 10.1.3 shall constitute a Default under this Agreement.

                               (c)     For purposes of this Section 10.1.3,
First Refusal Indemnified Party means any one or more of the Turner Shareholders and NWS and their respective successors, heirs, legal representatives and permitted assigns. For purposes of this Section 10.1.3, First Refusal Claim means any loss, damage of any kind, nature or character, claim (including any claim for specific enforcement or other equitable relief), action (including any action that seeks specific enforcement or other equitable relief), or liability, including any legal and other out-of-pocket expenses reasonably incurred by any First Refusal Indemnified Party in connection with defending or settling any such claim or action to the extent that such loss, damage, claim, action, liability, or expense arises out of a breach or alleged breach by a First Refusal Indemnified Party of the First Refusal Agreement as the result of, or related to, the execution, delivery, or performance by Airgas or any First Refusal Indemnified Party of this Agreement.

                          10.1.4       Structure Indemnification. (a)  If for
any reason any holder of Preferred Stock shall be required to include in gross income for Federal and/or state tax purposes, any amount (hereinafter called an "Inclusion") with respect to any one or more of the transactions provided for in this Agreement which occur at Closing (other than (i) the receipt of the amount of the cash and/or the Turner Shareholder Notes with respect to the shares of NWS Common Stock sold pursuant to Section 2.4.3 of this Agreement; and (ii) the merger of National Leasing contemplated by Section 3.9 hereof) or occur pursuant to Article 13 hereof (other than the sale by the Non-Family Shareholders of any Minority Shares for cash pursuant to Section 13.1 hereof.), and to the extent there is no offsetting deduction by reason of such Inclusion available to such holder of Preferred Stock, Airgas shall promptly pay to such holder of Preferred Stock with respect to such Inclusion an amount (the "Gross Amount") equal to (i) the amount of any additional Federal and/or state tax liability resulting from such Inclusion; plus (ii) the amount of any Additions to Tax payable by such holder of Preferred Stock as a result of such

Inclusion to the extent such Additions to Tax do not reduce such holder's Federal and/or state income tax payments; plus (iii) the Federal and/or state tax incurred by such holder of Preferred Stock as a result of the payment of the Gross Amount. Notwithstanding the foregoing, Airgas shall not be obligated under this Section 10.1.4 to pay any holder of Preferred Stock to the extent such payment, when aggregated with all other amounts paid pursuant to this
Section 10.1.4 to holders of Preferred Stock, would be in excess of Twenty-Five Million Dollars ("$25,000,000") (the "Cap"). As used herein, the term "Basic Tax Indemnity Obligation" means the obligation of Airgas to pay the holders of Preferred Stock as set forth in the two immediately preceding sentences. With respect to each Inclusion, Airgas shall use its best efforts to pay the appropriate Gross Amount on or before the first day the holder of Preferred Stock is required to pay any Federal and/or state tax as a result of the Inclusion. As used herein the term "Additions to Tax" means any and all applicable interest and penalties imposed under all present and future Federal and/or state income tax laws.

                               (b)     Upon receipt by any holder of
Preferred Stock of notification from any taxing authority of any audit or proceeding with respect to taxes for which Airgas would be liable for under the Basic Tax Indemnity Obligation of Section 10.1.4 hereof, such holder of Preferred Stock shall promptly, but in all events within thirty (30) days after such notification, notify Airgas in writing. Airgas and such holder of Preferred Stock shall jointly participate in and defend against any such audit or proceeding. The expenses of such audit or proceeding reasonably attributable to the resolution of issues with respect to taxes for which Airgas would be liable under the Tax Indemnity Obligation if such issues were determined adversely to such holder shall be borne by Airgas. If any such audit or proceeding results in the receipt by any holder of Preferred Stock of a proposed adjustment and/or settlement pertaining to taxes which might result in any payment under the Basic Tax Indemnity Obligation by Airgas (an "Adjustment"), such holder of Preferred Stock shall notify Airgas in writing within ten (10) days of receipt of notice of such Adjustment and whether the holder is willing to agree to such Adjustment. Airgas shall notify such holder of Preferred Stock in writing within ten (10) days of receiving notice of the Adjustment whether it is willing to agree to such Adjustment. If both the holder of Preferred Stock and Airgas are willing to agree to the Adjustment, then Airgas shall promptly pay to the holder of Preferred Stock the Gross Amount relating to such Adjustment. If neither the holder of Preferred Stock nor Airgas is willing to agree to the Adjustment, then both parties shall continue to participate in and defend against the audit or proceeding until either party agrees to an Adjustment with the taxing authority in accordance with the notice procedures outlined herein or a final settlement or non-appealable determination has been rendered, whichever occurs first. If only the holder of Preferred Stock is willing to agree to the Adjustment, then, notwithstanding the Cap, with respect to such tax matter Airgas will be liable to the holder of Preferred Stock for the full Gross Amount relating to the tax matter; provided that, notwithstanding the foregoing, Airgas shall not be liable for the portion of the full Gross Amount, attributable to the portion, if any, of the Adjustment against which Airgas would not, as a result of the applicability of the Cap, have been required to indemnify the holder of Preferred Stock under this Section 10.1.4 had Airgas and the holder of the Preferred Stock both agreed to the Adjustment. If only the holder of Preferred Stock is willing to agree to the Adjustment, only the Gross Amount based upon the Adjustment and not the Gross Amount based on the actual tax liability for the particular tax matter shall be applied against the Cap as a deemed payment pursuant to this Section 10.1.4. If only Airgas is willing to agree to the Adjustment, then Airgas shall promptly pay to the holder of Preferred Stock the Gross Amount based upon the Adjustment and the remaining amount of the Cap shall be reduced by the amount of the payment made by Airgas to such holder of Preferred Stock. Thereafter, the holder of Preferred Stock shall be liable for the actual tax liability and Additions to Tax, if any, that are imposed with respect to the particular tax matter contained in the Adjustment.

                               (c)     Airgas's indemnification obligations
hereunder shall remain in effect until such time as the applicable statutes of limitations for assessment of tax have expired with respect to each holder of Preferred Stock as such statute of limitations period may be validly extended pursuant to applicable tax laws.

                          10.1.5       Notice and Defense of
Indemnity Claims. A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to Section 10.1.1 or 10.1.2, as the case may be, of this Agreement is referred to herein as the "Indemnifying Party" and a party entitled to indemnification hereunder is referred to as the "Indemnified Party". An Indemnified Party under this Agreement shall give written notice to the Indemnifying Party hereunder with respect to any assertion by the Indemnified Party or by a third party of any liability which the Indemnified Party has reason to believe might give rise to an Indemnity Claim under this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim, and include copies of any written complaint, summons, correspondence or other communication from the party asserting the claim or initiating the action. Within thirty (30) days of the Indemnifying Party's receipt of such notice, the Indemnifying Party must deliver to the Indemnified Party written notice stating whether or not it contests such Indemnity Claim. Any contested Indemnity Claim arising under
Section 10.1.1 or 10.1.2 of this Agreement shall be submitted to arbitration as set forth in Section 10.2 below. If the Indemnifying Party does not deliver written notice of its intent to contest during that time, the Indemnifying Party shall be deemed to have accepted and agreed to the Indemnity Claim.

         As to any such Indemnity Claim which involves a third party, the Indemnifying Party shall assume and thereafter control the defense of such Indemnity Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled, together with the Indemnifying Party, to participate in the defense, compromise or settlement of any such matter through the Indemnified Party's own attorneys and at its own expense, but the Indemnifying Party shall have control thereof. The Indemnified Party shall provide such cooperation and such access to its books, records, properties and personnel as the Indemnifying Party shall reasonably request with respect to such matters and the parties hereto agree to render each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not make any settlement of any Indemnity Claims, other than Indemnity Claims strictly for monetary damages which are paid by the Indemnifying Party at the time of the settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business. With respect to each specific claim by an Indemnified Party for indemnification from an Indemnifying Party hereunder, the indemnification of the Indemnified Party by the Indemnifying Party shall be net of any recovery of the Indemnified Party with respect to such specific claim under any third party insurance policy, except recoveries to the extent the insured has any reimbursement or comparable obligation relating to the recoveries.

                          10.1.6           Procedures Relating to
Environmental Indemnity.  With respect to any claim for indemnification under
Section 10.1.1(d)(2), related to a claim or demand by a governmental agency or third party, the procedures of Section 10.1.5 shall be followed. With respect to a claim for Remedial Action Costs arising under Section 10.1.1(d)(1), prior to NWS or Airgas incurring any material costs, Airgas shall make an Indemnity Claim in writing, setting forth in reasonable detail the nature of the claim, the basis for indemnification and the currently planned remediation, including any copies of relevant documents or other materials. Within thirty (30) days of receipt of the Indemnity Claim, the Turners must deliver to Airgas written notice stating whether or not they contest such Indemnity Claim. Any contested Indemnity Claim shall be submitted to arbitration as set forth in Section 10.2 below. The Turners may also elect, within thirty (30) day of receipt of the Indemnity Claim, in their sole discretion, to undertake such remedial action necessary to address the Indemnity Claim. If the Turners do not elect to undertake such remedial action, and in the absence of a contest as described above, Airgas may proceed with remedial action related to the Indemnity Claim; provided that unless Airgas proceeds with the remedial action within ninety
(90) days of the Turners' failure to elect such remedial action and continues such remedial action with reasonable diligence, Airgas shall notify the Turners not less than thirty (30) days prior to NWS or Airgas incurring any additional costs so that the Turners may again elect whether or not to undertake the remedial action. The party undertaking the remediation (i) shall have control over any and all matters related to the Indemnity Claim, including without limitation negotiation with governmental agencies and the selection of remedial goals and actions; (ii) shall keep the other party(ies) informed of the progress of any such remedial action, including without limitation the provision of copies of all related correspondence; (iii) prior to the submission of reports to any governmental agency or the selection of any corrective action, shall provide any such reports or corrective action plans or recommendations to the other party(ies) for review and comment; and (iv) upon completion of the remedial action, shall provide a certification to the other party(ies) that the Identified Environmental Matter has been corrected to the extent required to bring the matter into compliance with Environmental Law.

                 10.2 Arbitration. Any contested Indemnity Claims arising under Section 10.1.1 or 10.1.2 of this Agreement and any disputes relating to Section 4.7.2 or 4.7.4 hereof shall be submitted to arbitration in accordance with this Section 10.2. The arbitration shall be conducted by a panel of three arbitrators in Richmond, Virginia in accordance with the rules of the American Arbitration Association. The arbitrators' decision shall be final and binding on the parties, and notice of the award, if any, shall be given to the parties not later than thirty (30) days after the date set for the hearing. In the event that there shall be more than one dispute to be arbitrated, the parties agree that all pending disputes shall be consolidated to the extent reasonable and efficient. The amount of the dollar award, if any, shall be paid in cash by the prevailing party to the non-prevailing party within thirty (30) days following the date of such award. Attorneys' fees and other costs of the arbitration procedure shall be borne and paid in accordance with the decision of the arbitrators. Where the award involves performance of an obligation other than the payment of money, the non-prevailing party shall render such performance within the time period specified in the award or, if no time period is specified, then as expeditiously as possible. In the event that payment or performance is not made within the time period provided, the prevailing party shall have the right to commence an action, at law or in equity, in any state or federal court in the Commonwealth of Pennsylvania and/or the State of North Carolina to have the decision of the arbitrators enforced. In the event such an action is filed, the costs of such action (including reasonable attorneys' fees) shall be borne by the party against whom such enforcement is sought.

                 10.3 Right of Set Off. Any Person entitled to indemnification under this Article 10 shall have the right to set off the amount of such indemnification against any then remaining obligation of such Person and/or any of its Affiliates to any Person obligated to provide such indemnification pursuant to this Article 10. Any Person obligated to provide indemnification under this Article 10 shall have the right to set off against such indemnification obligation the amount of any obligation which the Person entitled to such indemnification, or any of its Affiliates, may have to the Person obligated to provide such indemnification.

                                   ARTICLE 11

                      CONDITIONS PRECEDENT TO THE CLOSING

         11.1. Conditions Precedent to Airgas' Obligations. Except for Airgas' obligations under Section 10.1.3 hereof, Airgas' obligations pursuant to this Agreement are subject to the following express conditions:

                 11.1.1 Except for representations and warranties expressly made as of a date other than the date hereof, the representations and warranties of the Turner Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (as if made on the Closing Date) with only such modifications and amendments to the Disclosure Schedule as are necessary and appropriate to reflect developments occurring in the ordinary course of the Businesses between the date of this Agreement and the Closing.

                 11.1.2 All of the agreements and covenants of the Turner Shareholders set forth herein and which were to be performed at or prior to the Closing Date shall have been duly performed in all material respects.

                 11.1.3 No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the acquisition by Airgas of the Turner Shares or the Minority Shares as contemplated hereby or restricts or prohibits any of the other transactions contemplated hereby or referred to herein.

                 11.1.4 The Turner Shareholders and NWS shall have permitted Airgas to make such audits and inspections of NWS, its business, books and records, and properties, as Airgas shall have reasonably requested in accordance with Article 3.7 hereof.

                 11.1.5 Airgas shall have received from the Turner Shareholders on the Closing Date, a certificate, signed by the Turner Shareholders, dated the Closing Date, to the effect that to the best knowledge of the Turner Shareholders and except for representations and warranties expressly made as of a date other than the date hereof, the representations and warranties of the Turner Shareholders contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on the Closing Date, with only such modifications and amendments to the Disclosure Schedule as are necessary and appropriate to reflect developments occurring in the ordinary course of the Business between the date of this Agreement and the Closing and that the Turner Shareholders have performed in all material respects all covenants and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date.

                 11.1.6 The Turner Shareholders shall have obtained valid and binding consents of all Persons whose consent or approval is required to be obtained by the Turner

Shareholders in order for their representations and warranties in Section 7.1.4 hereof to be true and correct in all material respects.

                 11.1.7 The Plan of Recapitalization shall have been duly adopted and the Amended Articles shall have been duly adopted and filed in accordance with the laws of the State of North Carolina.

                 11.1.8 All documents contemplated to be executed concurrently with the Closing by the Turner Shareholders and NWS pursuant to this Agreement shall have been executed.

                 11.1.9   The applicable waiting period under the
Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 shall have expired and no party hereto shall have received any formal protest from the Department of Justice or the Federal Trade Commission with respect to the transactions contemplated by this Agreement.

                 11.1.10 Airgas shall have received on the Closing Date the opinion of counsel for the Turner Shareholders in form reasonably satisfactory to Airgas.

                 11.1.11 NWS shall have terminated that certain stock option arrangement identified in Section II of Schedule 7.1.12 of the Disclosure Schedule.

                 11.1.12 National Leasing shall have merged with and into NWS as contemplated by Section 3.9 hereof.

                 11.1.13 National Realty and NWS shall have executed and delivered leases with respect to the Real Property currently used by NWS in the operation of the Businesses which is owned by National Realty substantially in the form of and containing terms and conditions consistent with those set forth on Exhibit 11.1.13 hereto.

                 11.1.14 NWS and Judith T. Carpenter shall have terminated the Agreement dated December 28, 1989 identified as No. 2 of Section II of Schedule
7.1.2 of the Disclosure Schedule.

                 11.1.15 NWS and James A. Turner, II shall have terminated the Agreement dated December 28, 1989 identified as No. 3 of Section III of
Schedule 7.1.2 of the Disclosure Schedule.

                 11.1.16 From the date hereof to Closing, except as otherwise permitted or required by this Agreement, there shall have been no material adverse change in the Businesses.

         11.2 Conditions Precedent to Turner Shareholders' Obligations. The Turner Shareholders' obligations pursuant to this Agreement are subject to the following express conditions:

                 11.2.1 Except for representations and warranties expressly made as of a date other than the date hereof, the representations and warranties of Airgas contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (as if made on the Closing
Date).

                 11.2.2 All of the agreements and covenants of Airgas set forth herein and which were to be performed at or prior to the Closing Date shall have been duly performed in all material respects.

                 11.2.3 No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the acquisition by Airgas of the Turner Shares or the Minority Shares as contemplated hereby or restricts or prohibits any of the other transactions contemplated hereby or referred to herein.

                 11.2.4 The Turner Shareholders shall have received from Airgas on the Closing Date, a certificate, signed by the President or any Vice President of Airgas, dated the Closing Date, to the effect that, to the best knowledge of Airgas and except for representations and warranties expressly made as of a date other than the date hereof, the representations and warranties of Airgas contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on the Closing Date, and that Airgas has performed all covenants and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date in all material respects.

                 11.2.5 Airgas shall have obtained all required consents or approvals in writing of all Persons whose consent or approval is necessary for Airgas to acquire the Turner Shares and the Minority Shares and for Airgas to complete the transactions contemplated hereby.

                 11.2.6 The Plan of Recapitalization shall have been duly adopted and the Amended Articles shall have been duly adopted and filed in accordance with the laws of the State of North Carolina.

                 11.2.7 All documents contemplated to be executed concurrently with the Closing by Airgas and any of its Affiliates pursuant to this Agreement shall have occurred or been executed.

                 11.2.8   The applicable waiting period under the
Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 shall have expired and no party hereto shall have received any formal protest from the Department of Justice or the Federal Trade Commission with respect to the transactions contemplated by this Agreement.

                 11.2.9 The Turner Shareholders shall have received on the Closing Date the opinion of counsel for Airgas in form reasonably satisfactory to the Turner Shareholders.

                 11.2.10 Airgas shall have sent a notice to Praxair of its agreement to be bound by the First Refusal Agreement.

                                   ARTICLE 12

                                  THE CLOSING

         12.1 Closing Date. Subject to the terms and conditions herein contained, the parties agree to close this transaction (the "Closing") in Charlotte, North Carolina on June 28, 1996 at a place and time mutually agreeable to the parties, or on such other date and at such other place as the parties may agree in writing.

         12.2 Turner Shareholders' Deliveries at Closing. The Turner Shareholders shall deliver or cause to be delivered to Airgas or NWS, as appropriate, at the Closing the following:

                 12.2.1 Certificates for the Turner Shares, duly endorsed for transfer to Airgas;

                 12.2.2 Certificates for the Remaining Turner Shares, duly endorsed for transfer, in exchange for Preferred Stock in accordance with the Plan of Recapitalization;

                 12.2.3 A Certificate of Existence of NWS from the Secretary of State of North Carolina and a Certificate of Foreign Qualification from the Secretary of State of each of South Carolina and Virginia;

                 12.2.4 The following agreements, instruments and documents duly executed by the Turner Shareholders or NWS, as appropriate:

                          (a)     the leases contemplated in Section 11.1.13
hereof executed by National Realty;

                          (b)     terminations of the agreements identified in
Sections 11.1.14 and 11.1.15 hereof;

                          (c)     evidence of termination of a stock option
arrangement as contemplated by Section 11.1.11 hereof;

                          (d)     the Registration Rights Amendment; and

                          (e)     the Loan Agreement.

                 12.2.5 A certified copy of resolutions of the Board of Directors of NWS authorizing the making, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 12.2.6 The certificate of the Turner Shareholders referred to in Section 11.1.5; and

                 12.2.7 The opinion of counsel for NWS and the Turner Shareholders referred to Section 11.1.10.

         12.3 Airgas' Deliveries at Closing. Airgas shall deliver or cause to be delivered to the Turner Shareholders or NWS, as appropriate, at the Closing the following:

                 12.3.1 Immediately available funds, the Turner Shareholder Notes and the Turner Shareholder Letters of Credit in the amounts and manner provided for in Section 2.4.3 and in accordance with the written wire instructions provided to Airgas by the Turner Shareholders prior to Closing;

                 12.3.2 A certified copy of resolutions of the Board of Directors of Airgas authorizing the making, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                 12.3.3 The following agreements, instruments and documents duly executed by Airgas or an Airgas Affiliate, as appropriate:

                          (a)     the Assumption Agreement identified in
Section 5.1 hereof;

                          (b)     the irrevocable proxy contemplated by Section
5.11 hereof;

                          (c)     the Loan Agreement; and

                          (d)     the Registration Rights Agreement.

                 12.3.4 A Certificate of Good Standing from the Secretary of State of Delaware for Airgas;

                 12.3.5 The certificate of Airgas referred to in Section 11.2.4; and

                 12.3.6   The opinion of counsel for Airgas referred to in
Section 11.2.9.

                                   ARTICLE 13

                              POST CLOSING MATTERS

         13.1 Purchase of Common Stock from Non-Family Shareholders. Within ten (10) days after the Closing Date, Airgas shall offer to purchase from the Non-Family Shareholders all of the Common Stock held by the Non-Family Shareholders (including shares of Common Stock issuable upon the exercise of NWS Options provided such NWS Options are exercised and the consideration therefor paid prior to Airgas' purchase of such shares) (the "Minority Shares") at the same purchase price per share as is to be paid to the Turner Shareholders for the Turner Shares. The Minority Shares together with the Turner

Shares shall not exceed fifty percent (50%) of the voting capital stock of NWS that is actually outstanding or that is outstanding on a fully diluted basis. Any Non-Family Shareholder wishing to sell all or part of the Minority Shares held by such Non-Family Shareholder must accept Airgas' offer within 60 days after the Closing Date by delivering to NWS (a) the Minority Shares to be purchased and sold, duly endorsed for transfer; (b) a duly executed copy of an agreement of sale substantially in the form attached hereto as Exhibit 13.1(A) (each such agreement an "Agreement of Sale for Minority Shares"); and (c) a signed transmittal letter ("Acceptance Letter") substantially in the form attached hereto as Exhibit 13.1(B) stating the number of Minority Shares being sold by the Non-Family Shareholder. NWS shall thereupon deliver to Airgas the items referred to in (b) and (c) above and a new certificate representing the aggregate number of Minority Shares being sold by the Non-Family Shareholders. If any Non-Family Shareholder is selling less than all of his or her Minority Shares, NWS shall deliver to the Non-Family Shareholder either (i) a replacement certificate representing the number of Minority Shares not being sold to Airgas; or (ii) if such Minority Shares are being exchanged into Series B Preferred Stock under Section 13.2 hereof, a certificate for such Series B Preferred Stock.

         13.2 Retention and Exchange of Remaining Minority Shares. If a Non-Family Shareholder elects not to sell all of the Minority Shares held by such Non-Family Shareholder as provided in Section 13.1 hereof (such unsold Minority Shares hereinafter the "Remaining Minority Shares"), such Non-Family Shareholder, in accordance with the Plan of Recapitalization, shall have the right to exchange all, but not less than all, of his or her Remaining Minority Shares on a one-for-one basis, for shares of Series B Preferred Stock by delivering to NWS, within 60 days after the Closing Date, (a) the Remaining Minority

Shares duly endorsed for transfer; and (b) a signed transmittal letter substantially in the form attached hereto as Exhibit 13.1(B) stating that the Non-Family Shareholder wishes to exchange all of his or her Remaining Minority Shares on a one-for-one basis for shares of Series B Preferred Stock. Any NWS Options held by a Non-Family Shareholder must be exercised and the consideration therefor paid prior to the underlying Common Stock being exchanged for Series B Preferred Stock. Any Non-Family Shareholder who does not timely elect to exchange all of his or her Remaining Minority Shares shall be deemed to have elected to retain all such Remaining Minority Shares as shares of Common Stock and shall thereafter be precluded from participating in such exchange.

         13.3 Consideration for Minority Shares. The consideration for the Minority Shares shall be paid, by wire transfer or other immediately available funds on or before that date which is five (5) days after Airgas' receipt of the items referred to in Sections 13.1(a), (b) and (c).

         13.4 Action by Turner Shareholders. Whenever this Agreement calls for action, approval or consents by the Turner Shareholders either by specific reference to the Turner Shareholders or by reference to them individually or collectively as a party, the Turner Shareholders, NWS and Airgas agree that a Majority in Interest of Turner Shareholders shall have the right to act on behalf of all Turner Shareholders, that all Turner Shareholders shall be bound for all purposes hereof by the actions taken or the approvals or consents given by a Majority in Interest of Turner Shareholders, and that Airgas may rely on the actions, approvals and consents of the holders of a Majority in Interest of Turner Shareholders as constituting the actions, approvals and consents of all Turner Shareholders.

                                   ARTICLE 14

                              BROKERAGE & EXPENSES

         14.1    Indemnification.  Except as otherwise expressly provided in
Section 14.2 below, each party hereto agrees to indemnify the other and agrees to hold the others harmless against any claim or claims for brokerage or other commission relative to the transactions contemplated hereby due to any acts or things done by its employees, agents or consultants.

         14.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, NWS, Airgas and the Turner Shareholders shall pay the fees and expenses of their respective counsel, accountants, advisors and other experts and any other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement.

                                   ARTICLE 15

                                  CONSTRUCTION

         15.1 Choice of Laws. This Agreement and the agreements appended hereto and delivered herewith shall be construed according to the laws of the State of North Carolina.

         15.2 Headings. All headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement in any manner.

         15.3 Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any other portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid provisions thereof eliminated, and it is the declared intention of the parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part or portion which may be declared invalid.

         15.4 Construction of Terms. Any reference herein to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference herein to the singular or plural shall include the opposite thereof. The parties to this Agreement acknowledge that each party hereto and counsel to each party hereto has participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

                                   ARTICLE 16

                                 ASSIGNABILITY

         16.1 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their heirs, legal representatives, successors and permitted assigns.

         16.2 Assignability. This Agreement shall not be assignable in whole or in part by any party hereto except with the consent in writing of the other party, and no such assignment shall relieve the assignor of any liability hereunder. Notwithstanding the foregoing, (i) Airgas may assign this Agreement to an Affiliate without the necessity of obtaining the consent of NWS or the Turner Shareholders but no such assignment shall release Airgas from any liability or obligation hereunder; and (ii) any of the Turner Shareholders may assign this Agreement to any other Turner Shareholder without the necessity of obtaining the consent of Airgas or NWS but no such assignment shall release the assigning Turner Shareholder from any liability or obligation hereunder.

                                   ARTICLE 17

                                    NOTICES

         17.1 Written Notices. All notices pursuant to this Agreement shall be in writing.

         17.2 Notices. All notices, requests, demands and other communications (collectively "Notices") that are required or may be given under this Agreement shall be in writing. All

Notices shall be deemed to have been duly given or made, if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. to 6:00 p.m. Eastern Standard Time, but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or other reputable overnight delivery service, one (1) business day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. Notwithstanding the foregoing, with respect to any notice given or made by telecopier or device or similar device, such notice shall not be effective unless and until (i) the telecopier or similar device being used prints a written confirmation of successful completion of such communication by the party sending the notice, and (ii) a copy of such notice is deposited in first class mail to the appropriate address for the party to whom notice is sent. In addition, notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

         If to Airgas:                  Airgas, Inc.
                                        Five Radnor Corporate Center, Suite 550
                                        100 Matsonford Road
                                        Radnor, Pennsylvania   19087
                                        Attention: Chief Executive Officer
with a copy thereof to its Counsel:
                                        McCausland, Keen & Buckman
                                        Five Radnor Corporate Center, Suite 500
                                        100 Matsonford Road
                                        Radnor, Pennsylvania  19087
                                        Attention: Robert H. Young, Jr.

If to National Welders:
                                        National Welders Supply Company, Inc.
                                        810 Gesco Street
                                        Charlotte, North Carolina  28208
                                        Attention:  J.A. Turner, Jr. or Judith
                                                    Carpenter

If to the Turner Shareholders:
                                        J.A. Turner, Jr.
                                        8919 Park Road, #5
                                        Charlotte, North Carolina 28210
                                  and
                                        Judith Carpenter
                                        3440 Sharon View Road
                                        Charlotte, North Carolina 28210

                                  and
                                        J.A. Turner, III
                                        6312 Glynmoor Lakes Drive
                                        Charlotte, North Carolina 28277

                                  and
                                        Linerieux B. Turner
                                        8919 Park Road, #5
                                        Charlotte, North Carolina 28210

and with a copy thereof to their Counsel:

                                        Parker, Poe, Adams & Bernstein
                                        2600 Charlotte Plaza
                                        3rd and College Streets
                                        Charlotte, North Carolina 98244
                                        Attention:  Mark R. Bernstein
If to the Turner Transferees:

                                        Molo Limited Partnership
                                        c/o Judith Carpenter, General Partner
                                        3440 Sharon View Road
                                        Charlotte, North Carolina 28210
                                 and
                                      Turner (1996) Limited Partnership
                                      c/o J. A. Turner, III and Linda P. Turner
                                      General Partners
                                      6312 Glynmoor Lakes Drive
                                      Charlotte, North Carolina  28277
                                 and
                                      Charitable Remainder Unitrust for James
                                      A. Turner, Jr. c/o Parker Poe Adams &
                                      Bernstein, L.L.P.
                                      2500 Charlotte Plaza
                                      Charlotte, NC  28244
                                      Attention: Mark R. Bernstein, Esq.,
                                                 Trustee

                                 and
                                      Foundation for the Carolinas
                                      1043 E. Morehead Street, Suite 100
                                      Charlotte, North Carolina  28204
                                      Attention:  Mr. William Spencer


                                   ARTICLE 18

                      FURTHER ASSURANCES AND MISCELLANEOUS

         18.1 Further Agreements. Each party hereto agrees to execute such further papers or agreements as may be necessary to effect the purposes of this Agreement and carry out its provisions.

         18.2 Entire Agreement, No Oral Change. This Agreement, the Disclosure Schedule, and the Exhibits hereto embody the entire agreement between the parties hereto and supersede any and all prior agreements and understandings between the parties hereto. This Agreement may not be changed, modified, waived or altered except by an agreement in writing signed by each of the parties to be charged. A waiver by any party of any of the terms or conditions of this Agreement, or of any breach thereof, shall not be deemed a waiver of a subsequent of such term or condition for the future, or of any other term or condition hereof, or any subsequent breach thereof.

         18.3 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any person, other than the parties hereto (and, to the extent expressly provided herein, the Non-Family Shareholders) and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         18.4 Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one agreement.

         18.5 Specific Performance. Each of the parties hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to preliminary relief to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provision hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

         18.6 No Consequential Damage. Except with respect to the indemnification obligations of Airgas under Section 10.1.3 hereof, no party to this Agreement shall be liable for or obligated to pay incidental, indirect, special, punitive or consequential damages in connection with the performance or nonperformance of this Agreement, regardless of any legal theory, including, without limitation, tort, negligence, contract, warranty or strict liability. Unless otherwise expressly provided in this Agreement, where payments, charges, credits, damages,





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


remedies or amendments are specified in this Agreement for the failure of any party to perform its obligations hereunder, such payment, charges, credits, damages, remedies or amendments shall be the exclusive remedy regardless of any theory, including, without limitation, tort, negligence, contract, warranty or strict liability.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        ______________________________________
                                           J.A. Turner, Jr.

                                        ______________________________________
                                           Judith Carpenter

                                        ______________________________________
                                           J.A. Turner, III

                                        ______________________________________
                                           Linerieux B. Turner

                                        MOLO LIMITED PARTNERSHIP


                                        By:___________________________________
                                           Judith Carpenter, General Partner


                                        TURNER (1996) LIMITED PARTNERSHIP


                                        By:___________________________________
                                           J.A. Turner, III, General Partner


                                        By:___________________________________
                                            Linda P. Turner, General Partner


                                        CHARITABLE REMAINDER UNITRUST
                                        OF JAMES A. TURNER, JR.


                                        By: ___________________________________
                                            Mark R. Bernstein, Trustee





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


                                        FOUNDATION FOR THE CAROLINAS


                                        By: ___________________________________
                                            William L. Spencer, President


                                        NATIONAL WELDERS SUPPLY
                                        COMPANY, INC.


                                        By: ___________________________________



                                        AIRGAS, INC.


                                        By:____________________________________





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